UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.
Commission File No. 001-15019
PEPSIAMERICAS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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4)	Date Filed:

PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

Robert C. Pohlad
Chairman and Chief Executive Officer

March 12, 2008

Dear Shareholder:

We are pleased to invite you to attend the 2008 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on April 24, 2008, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

All shareholders of record and beneficial owners as of the record date for our annual meeting may now access, free of charge, our proxy materials on the Internet. In addition, all shareholders will receive either a notice of Internet availability of proxy materials referring them to a specific website, or paper copies of our proxy materials.

In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please advise us when voting by telephone or Internet or check the box provided on the proxy card.

We look forward to seeing you at the meeting.

Robert C. Pohlad
Chairman and Chief Executive Officer

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:    April 24, 2008

Time:  10:30 a.m., local time

Place:	Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

Purposes:

•	To elect ten directors;

•	To ratify the appointment of independent registered public accountants; and

•	To act upon such other matters as may properly come before the meeting.

The close of business on February 28, 2008, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

Even if you plan to attend the meeting, please vote your shares as promptly as possible. If you attend the meeting, you may vote your shares in person if you wish.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

Minneapolis, Minnesota
March 12, 2008

i

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 24, 2008

PEPSIAMERICAS, INC.

We manufacture, distribute and market a broad portfolio of PepsiCo and other national and regional beverage brands. We are the second largest bottler in the Pepsi system, with operations in the United States, Central and Eastern Europe and the Caribbean. Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

THE ANNUAL MEETING

Our meeting will be held on April 24, 2008, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois. No cameras or recording equipment will be permitted at the meeting. However, our meeting will be webcast. If you are unable to attend the meeting in person, you are invited to visit www.pepsiamericas.com at 10:30 a.m., Central Daylight Saving Time, on April 24, 2008, to listen to the webcast of the meeting. An archived copy of the webcast also will be available on our website.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to be Held on April 24, 2008

We are furnishing these proxy materials to you because our Board of Directors is soliciting your proxy to vote your shares at the meeting. “Proxy materials” means this proxy statement, our 2007 Annual Report and any amendments or updates to these documents.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission, we are now furnishing our proxy materials on the Internet. Our proxy materials are available on the Internet to shareholders who have received the required control numbers at www.proxyvote.com and to the general public at www.pepsiamericas.com.

If you received a notice of Internet availability of proxy materials by mail (the “notice”), you will not receive a printed copy of the proxy materials unless you request one, as described in the notice. Instead, the notice will instruct you how to access and review all of the important information contained in the proxy materials, and will connect you to various means to vote. On approximately March 12, 2008, we will send the notice to all shareholders of record and beneficial owners as of the close of business on February 28, 2008 (the “record date”). On the record date there were 129,321,712 shares outstanding and approximately 8,364 shareholders of record.

Quorum, Abstentions and Broker Non-Votes

A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51% of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter but not on others because the broker does not have the authority to do so.

If a properly executed proxy is submitted and the shareholder has abstained from voting on the election of a director, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. If a properly executed proxy is submitted and the shareholder has abstained from voting on any other matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If a properly executed proxy is submitted by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.  Even if you plan to attend the meeting, please execute the proxy promptly by following the telephone or Internet voting instructions provided to you, or by signing, dating and returning the proxy card by mail.

Voting in person at the meeting.  If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•	By filing a written notice of revocation with our Corporate Secretary;

•	By submitting another proper proxy with a more recent date than that of the proxy first given by (a) following the telephone voting instructions, (b) following the Internet voting instructions, or (c) signing, dating and returning a proxy card to our company by mail; or

•	By attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Voting in person at the meeting.  If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named as proxies to vote your shares in the manner you indicate at the meeting or any adjournments thereof.

Election of Directors

With respect to the election of individual nominees for director, you may:

•	Vote “for” the individual nominees named in this proxy statement;

•	Vote “against” the individual nominees named in this proxy statement; or

•	“Abstain” from voting for individual nominees named in this proxy statement (shares voting “abstain” have no effect on the election of directors).

Because the number of nominees properly nominated for the meeting is the same as the number of directors to be elected at the meeting, the 2008 election of directors is a non-contested election. Therefore, if a quorum is present at the meeting, the nominees receiving a majority of votes cast will be elected to serve as directors. For additional information, please review “Majority Voting Standard and Director Resignation Policy” below.

Ratification of Appointment of Independent Registered Public Accountants

With respect to the other proposal presented in this proxy statement, you may:

•	Vote “for” the proposal;

•	Vote “against” the proposal; or

•	“Abstain” from voting on the proposal (shares voting “abstain” have the same effect as a vote against this proposal).

Submitting a Proxy without Voting Instructions

If you give us your proxy but do not specify how you want us to vote your shares, your shares will be voted as follows:

•	“For” the election of each individual nominee for director named in this proxy statement; and

•	“For” ratification of the appointment of independent registered public accountants.

Costs and Manner of Proxy Solicitation

We will bear the cost of soliciting proxies. We also will request brokers, custodians, nominees and others to forward soliciting material to beneficial owners of shares held as of the record date and will reimburse said persons for their reasonable expenses so incurred. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for proxies, although we do not reimburse our own employees for soliciting proxies.

Majority Voting Standard and Director Resignation Policy

Under the majority vote standard for the election of directors set forth in our By-Laws, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will have no effect on the election of a director since only votes “for” and “against” a nominee will be counted. In contested elections, the vote standard is a plurality of the votes cast. An election will be considered “contested” if the number of properly and timely nominated nominees, in accordance with our By-Laws, exceeds the number of directors to be elected.

PepsiAmericas is a Delaware corporation, and, under Delaware law, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. Our director resignation policy addresses this potential outcome. In particular, if the votes cast “for” an incumbent director nominee do not exceed the votes cast “against” that director, such incumbent director will offer to tender his or her resignation to the Board. The Governance, Finance and Nominating Committee will then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. Subject to the policy, the Board will act on the committee’s recommendation within 90 days from the date of the certification of the election results. Following the determination by the Board, our company will promptly disclose publicly the Board’s decision, including an explanation of the process for reaching its decision and, if applicable, the reasons for rejecting the resignation offer.

Tabulating the Vote

Representatives of Broadridge will tabulate votes and act as inspectors of election at the meeting. All votes will be tabulated by the inspectors of election, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

We encourage you to conserve natural resources and help reduce our company’s printing and mailing costs by signing up to receive future shareholder communications via e-mail. With electronic delivery, we will send you an e-mail containing our proxy materials, and you can easily submit your vote upon the receipt of such e-mail. To sign up for electronic delivery, visit our website at www.pepsiamericas.com in the Investors’ section under “electronic delivery enrollment.”

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (612) 661-3883.

PROPOSAL 1: ELECTION OF DIRECTORS

Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Ten directors will be elected at this year’s meeting. Each director’s term lasts until the 2009 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors of our company. There are no familial relationships between any director and executive officer.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

Herbert M. Baum, Chairman, President and Chief Executive Officer of The Dial Corporation (Retired). Director since 1995.

Mr. Baum, 71, served as Chairman, President and Chief Executive Officer of The Dial Corporation, a subsidiary of The Henkel Group, from August 2000 to March 2005. Prior to joining Dial, from January 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1998. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum serves as a director of Meredith Corporation and US Airways. He is past chairman of the Association of National Advertisers, The Advertising Council and the National Food Processors Association.

Richard G. Cline, Chairman, Hawthorne Investors, Inc. Director since 1987.

Mr. Cline, 73, served as President and Chief Operating Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive Officer in May 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for 22 years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he has served as a director of Ryerson, Inc., Chairman of the Boards of Trustees of The Northern Funds, The Northern Institutional Funds and The Northern Multi-Manager Funds and he is a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000, Mr. Cline was Chairman of Hussmann International, Inc. Mr. Cline is a director emeritus and past president of the University of Illinois Foundation.

Michael J. Corliss, Chief Executive Officer, Investco Financial Corporation. Director since 2006.

Mr. Corliss, 47, is Chief Executive Officer of Investco Financial Corporation, which he founded in 1983, and a principal of Tarragon, LLC, both real estate development and management firms. From 1985 to 1998, Mr. Corliss served on the board of directors of Bank of Sumner and its holding company, Valley Bancorporation, before it was sold in 1998 to Frontier Financial Corporation. Mr. Corliss served on the board of directors of Frontier Financial Corporation from 1998 to 2003. He is principal of the Truss Company and Building Supply, Inc. and Desert Business Park, both privately held companies. He also serves as a Trustee and Treasurer at the University of Puget Sound in Tacoma, Washington.

Pierre S. du Pont, Former Governor, State of Delaware. Director since 1990.

Governor du Pont, 73, served as a director in the law firm of Richards, Layton & Finger, P.A., Wilmington, Delaware, through June 2005. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957 to 1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Chairman of the National Center for Policy Analysis.

Archie R. Dykes, Director of Various Corporations. Director since 1985.

Dr. Dykes, 77, is Lead Director of PepsiAmericas. He served as Chairman of Capital City Holdings Inc., a venture capital organization, from 1988 to 2005. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to such company as Non-Executive Chairman of the Board. Fleming Companies and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in April 2003. He also serves as a director of Midas, Inc. and Arbor Realty Trust, Inc. Dr. Dykes is a member of the Board of Trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Jarobin Gilbert, Jr., President and Chief Executive Officer, DBSS Group, Inc. Director since 1994.

Mr. Gilbert, 62, is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director and a member of the audit committees of both Midas, Inc. and Foot Locker, Inc. Mr. Gilbert serves on the board of directors of the American Council on Germany and the Harlem Partnership Circle and he is non-executive chairman of the board of directors of Atlantic Mutual Companies. He is a permanent member of the Council on Foreign Relations.

James R. Kackley, Director of Various Corporations. Director since 2004.

Mr. Kackley, 65, practiced as a public accountant for Arthur Andersen from 1963 to 1999. From 1974 to 1999, he was an audit partner for the firm, dealing with a substantial number of public and non-public companies. In addition, in 1998 and 1999, he served as Chief Financial Officer for Andersen Worldwide, then a professional services firm operating in more than 100 countries. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley serves as a director, a member of the executive committee, the audit committee financial expert, and the audit committee chairman of Herman Miller, Inc., a Michigan-based manufacturer of office furniture, and as a director, a member of the nominating and governance committee, the audit committee financial expert, and the audit and finance committee chairman of Orion Energy Systems, Inc., a Wisconsin-based manufacturer of industrial lighting. Mr. Kackley served as a director, a member of the nominating and governance committee, the audit committee financial expert, and a member of the audit committee of Ryerson, Inc. from March 2007 to October 2007. Previously, he served on the audit committees of Northwestern University and the Chicago Symphony Orchestra, not-for-profit corporations. He is currently a Life Trustee of Northwestern University and the Museum of Science and Industry (Chicago).

Matthew M. McKenna, President and Chief Executive Officer of Keep America Beautiful, Inc. Director since 2001.

Mr. McKenna, 57, has served as President and Chief Executive Officer of Keep America Beautiful, Inc., a national nonprofit group that supports community improvement activities, since January 2008. From August 2001 to December 2007, he was Senior Vice President, Finance for PepsiCo. Previously he was Senior Vice President and Treasurer for PepsiCo. Prior to joining PepsiCo in 1993, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York. He serves on the Board of the Duke University Libraries and the Manhattan Theater Club, not-for profit companies. He is also an adjunct professor at Fordham Business School and Fordham Law School. Mr. McKenna is also a director of Foot Locker, Inc.

Robert C. Pohlad, Chairman and Chief Executive Officer, PepsiAmericas, Inc. Director since 2000.

Mr. Pohlad, 53, became our Chief Executive Officer in November 2000, was named Vice Chairman in January 2001 and became our Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of the former PepsiAmericas prior to the PepsiAmericas merger, a position he had held since 1998. From 1987 to present, Mr. Pohlad has served as President of Pohlad Companies. Mr. Pohlad is a director of MAIR Holdings, Inc., and has served as its chairman since March 2006. He also serves as a Trustee of the University of Puget Sound in Tacoma, Washington and a member of the Dean’s Board of Visitors of the University of Minnesota Medical School.

Deborah E. Powell, M.D., Dean of the University of Minnesota Medical School and Assistant Vice President for Clinical Sciences. Director since 2006.

Dr. Powell, 68, is Dean of the Medical School, Assistant Vice President for Clinical Sciences, and a McKnight Presidential Leadership Chair at the University of Minnesota. Dr. Powell is a board-certified surgical pathologist and medical educator with more than 30 years of experience in academic medicine. She received her medical degree from Tufts University School of Medicine. Dr. Powell served as the Vice Chair and Director of Diagnostic Pathology at the University of Kentucky in Lexington before being named Chair of the Department of Pathology and Laboratory Medicine at the same institution. In 1997, she was named Executive Dean and Vice Chancellor for Clinical Affairs at the University of Kansas School of Medicine. She came to Minnesota in the fall of 2002 to lead the University of Minnesota Medical School. She is past president of the United States and Canadian Academy of Pathology, and the American Board of Pathology as well as past Chair of the Council of Deans of the Association of American Medical Colleges. She is a board member of the Accreditation Council for Graduate Medical Education, Fairview Health System, the University of Minnesota Medical Center — Fairview, the Minnesota Medical Foundation, the University of Minnesota Physicians and the Institute for Healthcare Improvement, of which she is also a member of the finance committee. She is a member of the Institute of Medicine of the National Academy of Sciences.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR EACH OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board held six meetings in 2007. In addition to meetings of the full Board, directors also attended committee meetings. Each incumbent director attended at least 75% of all of the meetings of the Board and of those committees on which he or she served.

The Board is comprised of a majority of “independent” directors as defined in Section 303A.02 of the New York Stock Exchange listing standards. In this regard, the Board has affirmatively determined that a majority of its members has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination, the Board has considered all relevant facts and circumstances, including material relationships such as commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our eight independent directors and our two non-independent directors are identified by name in the chart that appears under the caption “Committee Overview.”

The non-management members of the Board meet in executive session at each regular meeting of the Board, with no members of management present. In addition, the independent directors meet separately in executive session at least once a year. The non-management members of the Board have designated a non-management director, Archie R. Dykes, as Lead Director to preside at each executive session. Shareholders and interested parties may contact Dr. Dykes in the manner described below under the caption “Communications with Board Members.”

The Board has adopted Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties in compliance with legal and regulatory requirements. The Board has also adopted a Code of Conduct and a Code of Ethics. The Corporate Governance Guidelines, the Code of Conduct, and the Code of Ethics, as well as current copies of the Audit Committee charter, the Management Resources and Compensation Committee charter, and the Governance, Finance and Nominating Committee charter, are all available on our website at www.pepsiamericas.com or in print upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

Committee Overview

Our Board has designated an Audit Committee, a Management Resources and Compensation Committee, and a Governance, Finance and Nominating Committee. Our Board also has designated an Affiliated Transaction Committee, as required by our By-Laws.

The following table shows the current membership of the committees and identifies our independent directors:

			Management		Governance,
			Resources and		Finance and		Affiliated		Independent
Name	Audit		Compensation		Nominating		Transaction		Director

Herbert M. Baum	X		X						X
Richard G. Cline			X	*	X		X		X
Michael J. Corliss	X		X						X
Pierre S. du Pont	X				X	*	X		X
Archie R. Dykes			X		X		X	*	X
Jarobin Gilbert, Jr.	X	*			X				X
James R. Kackley	X		X						X
Matthew M. McKenna
Robert C. Pohlad
Deborah E. Powell			X		X				X

*	Denotes committee chairperson.

The Audit Committee, Management Resources and Compensation Committee, and Governance, Finance and Nominating Committee meet throughout the year, with regularly scheduled meetings held the day before the Board’s regularly scheduled meetings. Additional meetings, either by phone or in person, are called when deemed necessary or desirable. The Affiliated Transaction Committee meets as necessary. The chairperson of each committee, with the advice and consultation of management and the committee’s outside advisors, if any, sets the committee’s annual calendar and the agenda for each meeting. The committees receive detailed materials related to the topics on the agenda prior to each meeting.

Audit Committee

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of our Audit Committee is independent as defined in Exchange Act Rule 10A-3, and Section 303A.02 and Section 303A.06 of the New York Stock Exchange listing standards. Pursuant to our listing agreement with the New York Stock Exchange, each member of our Audit Committee is financially literate, and one member, James R. Kackley, has accounting or related financial management expertise. Our Board has determined that Mr. Kackley is our “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. No member of our Audit Committee concurrently serves on more than two other public company audit committees.

Our Audit Committee operates under a charter, which is available on our website at www.pepsiamericas.com. Our Board originally approved the charter in June 2000. Our Audit Committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The Audit Committee charter was last reviewed in February 2008, at which time no revisions were made.

Our Audit Committee assists the Board by assuming certain oversight responsibilities with respect to (1) the integrity of our financial statements, (2) the independent registered public accountants’ qualifications and independence, (3) the performance of our internal audit function and independent registered public accountants, and (4) our compliance with legal and regulatory requirements that may have a material impact on our financial statements.

Audit Committee Report

Our Audit Committee met fourteen times during 2007, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. Our Audit Committee selected KPMG LLP (“KPMG”) as our independent registered public accountants, and considered factors relating to their independence. In addition, our Audit Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. Our Audit Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The committee also met privately with members of our internal audit team and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

Our Audit Committee has reviewed and discussed with management and representatives of KPMG the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 29, 2007. The committee also has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosure and letter from KPMG required by applicable professional standards delineating all relationships they have with us, and has discussed with them their independence. Based on the review and discussions referred to above, the committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also determined that KPMG’s fees and services are consistent with the maintenance of their independence as our independent registered public accountants.

The name of each person who serves as a member of our Audit Committee is set forth below.

Jarobin Gilbert, Jr., Chairman
Herbert M. Baum
Michael J. Corliss
Pierre S. du Pont
James R. Kackley

Management Resources and Compensation Committee

Each member of our Management Resources and Compensation Committee is independent as defined in Section 303A.02 of the New York Stock Exchange listing standards. In addition, each member of the committee is a non-employee director as defined in Rule 16b-3 of the Exchange Act, and is an outside director as defined in Section 162(m) of the Internal Revenue Code.

Our Management Resources and Compensation Committee operates under a charter, which is available on our website at www.pepsiamericas.com. Our Board originally approved the charter in February 2003. Our Management Resources and Compensation Committee reviews the charter and recommends any changes to it as part of its annual performance evaluation. The charter was last reviewed in February 2008, at which time no revisions were made.

The primary purpose of our Management Resources and Compensation Committee is to discharge the Board’s responsibilities related to executive compensation. The committee reviews and makes recommendations to the Board regarding employee benefit policies and programs, incentive compensation and equity-based plans, director compensation, and succession planning for our executive team. The committee’s specific duties and responsibilities, which have not been delegated to any other person, are to:

•	Review our executive compensation and employee benefit policies and programs;

•	Approve for executive officers all elements of compensation, including incentive compensation targets and any employment and severance agreements;

•	Approve individual annual equity awards for executive officers and an annual pool of awards for other employees;

•	Review our compensation policies for regulatory and tax compliance;

•	Review and make recommendations to the Board regarding the components and amount of director compensation;

•	Recommend to the Board for its approval a succession plan for the position of Chief Executive Officer; and

•	Review succession plans for other executive officers.

In addition, our Management Resources and Compensation Committee reviews the establishment, amendment and termination of employee benefit plans, and oversees the operation and administration of such plans. Our employee benefit plans provide our Executive Vice President, Human Resources with limited authority to amend the employee benefit plans and responsibility for the day-to-day operation and administration of such plans.

Our Management Resources and Compensation Committee has the sole authority to retain and terminate compensation consultants used in the evaluation of director or executive officer compensation or employee benefit plans. The committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other experts and advisors to assist in carrying out its responsibilities.

Our Management Resources and Compensation Committee engaged Watson Wyatt Worldwide in 2004 as its outside compensation consultant. Watson Wyatt was selected after reviewing proposals submitted by multiple compensation consultants, based on its ability to meet the committee’s needs at the most effective cost. The committee regularly meets with Watson Wyatt and receives reports on our compensation strategy, compensation levels and general market practices. Specific assignments are determined by the committee, with the advice of management. Watson Wyatt has advised the committee on: the development and use of a competitive peer group; market assessment and review of our Long-Term Incentive Plan, including plan design; top five executive compensation analysis; equity plan analysis and executive ownership analysis; regulatory compliance matters; director compensation; development of executive compensation tally sheets; retirement and welfare plans; and analysis of and changes to our compensation structure to be implemented in 2008.

Management has also engaged Watson Wyatt from time-to-time on employee benefit matters, including actuarial work for pension and retiree medical benefits as well as pension administration services. Our Management Resources and Compensation Committee has reviewed the type and amount of work performed by Watson Wyatt on behalf of management, and has determined that the relationship between management and Watson Wyatt has not influenced the advice offered to the committee by Watson Wyatt.

Our Management Resources and Compensation Committee met five times during 2007. Each member of the committee attended each meeting, except that one member was unable to attend one meeting. In addition, our Executive Vice President, Human Resources and our Corporate Secretary attended each meeting. See “Compensation Decisions — Role of Executive Officers” in our Compensation Discussion and Analysis for more detail on the role of our executive officers relative to the design and assessment of our compensation programs. The committee meets regularly in executive session throughout the year.

Directors who are not members of the committee typically attend committee meetings. Our Management Resources and Compensation Committee specifically consults with the other directors in the annual evaluation of the Chief Executive Officer and in the approval of the annual compensation plans for the executive officers, including the Chief Executive Officer.

Management Resources and Compensation Committee Interlocks and Insider Participation

The members of our Management Resources and Compensation Committee are identified below under “Management Resources and Compensation Committee Report.” None of the members was an officer or employee of PepsiAmericas during fiscal year 2007 or in any prior year and none of the members had any relationship requiring disclosure under Item 404(a) of Regulation S-K. There were no compensation committee interlocks as described in Item 407(e)(4) of Regulation S-K.

Management Resources and Compensation Committee Report

Our Management Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears herein. Based on such review and discussion, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 29, 2007.

The name of each person who serves as a member of the committee is set forth below.

Richard G. Cline, Chairman
Herbert M. Baum
Michael J. Corliss
Archie R. Dykes
James R. Kackley
Deborah E. Powell

Governance, Finance and Nominating Committee

The members of our Governance, Finance and Nominating Committee are identified above under “Committee Overview.” Each member of our Governance, Finance and Nominating Committee is independent as defined in Section 303A.02 of the New York Stock Exchange listing standards.

Our Governance, Finance and Nominating Committee operates under a charter, which is available on our website at www.pepsiamericas.com. The Board originally approved the charter in February 2003. The committee reviews the charter and recommends any changes to it as part of its annual performance evaluation.

The charter was last reviewed in February 2008, at which time it was revised to memorialize that the committee has responsibility for reviewing our dividend policy.

Our Governance, Finance and Nominating Committee, which met five times during 2007, develops and recommends to the Board corporate governance principles applicable to our company, recommends individuals qualified to serve as members of our Board, reviews and recommends appointments for all committees of our Board, serves as our company’s Qualified Legal Compliance Committee, and oversees the evaluation of our Board and its committees. In addition, the committee assists our Board in reviewing and discussing with management our financing needs, including corporate borrowing, sales of our securities and other matters of a financial nature.

Our Governance, Finance and Nominating Committee generally identifies individual nominees for director based upon suggestions by outside directors, management and/or shareholders. Our Board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; and diversity of experiences, expertise and backgrounds among Board members. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation. The committee has not to date paid any third party to identify, evaluate or assist in the identification or evaluation of potential nominees.

It is the policy of our Governance, Finance and Nominating Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on our Board and the committee does not perceive a need to increase the size of our Board. Our Governance, Finance and Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures

To submit a recommendation of a director candidate to our Governance, Finance and Nominating Committee, a shareholder must submit the following information in writing, addressed to the chairperson of the committee, in the care of the Corporate Secretary, at the main office of PepsiAmericas:

(1) The name of the person recommended as a director candidate;

(2)	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)	As to the shareholder making the recommendation, the name and address, as they appear on the books of PepsiAmericas, of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5)	A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the next annual meeting of shareholders, our Governance, Finance and Nominating Committee must receive the recommendation as provided under “Shareholder Proposals for 2009 Annual Meeting.”

Minimum Qualifications

In carrying out its responsibility to find the best-qualified persons to serve as directors on our Board, our Governance, Finance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to an evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director. In addition, prior to nominating an existing director for re-election to our Board, our Governance, Finance and Nominating Committee will consider and review an existing director’s attendance and performance; length of service; experience, skills and contributions; and independence.

Affiliated Transaction Committee

Our Affiliated Transaction Committee was established in accordance with our By-Laws. Each member of our Affiliated Transaction Committee is independent as defined in our By-Laws. This means that each member of the committee is not, and for the last two years has not been, (1) an officer or director of PepsiCo or an affiliate of PepsiCo, (2) an owner of more than 1% of the shares of PepsiCo, or (3) an owner of any ownership interest in a party to an affiliated transaction. Our By-Laws define an affiliated transaction as certain transactions with a value of more than $10 million with affiliates, including PepsiCo and certain entities in which PepsiCo has an ownership interest.

Our Affiliated Transaction Committee reviews, considers and passes upon any affiliated transaction. The committee also has responsibility for reviewing and approving related party transactions requiring disclosure under Rule 404(a) of Regulation S-K. Our Affiliated Transaction Committee met once during 2007.

Communications with Board Members

Interested parties may contact our Board, its committees, individual directors, the Lead Director, or non-management directors as a group, at the following address: PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary. All communications sent to the chairperson of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. All other communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. Certain items which are unrelated to the duties and responsibilities of the Board will be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

Board Member Attendance at Annual Meeting of Shareholders

PepsiAmericas encourages all of its directors to attend the annual meeting of shareholders. We generally hold a Board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. Nine of our ten directors attended the 2007 Annual Meeting of Shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Management Resources and Compensation Committee periodically reviews and makes recommendations to our Board regarding the components and amount of non-employee director compensation. Directors who are employees of our company receive no fees for their services as director.

Through July 2007, our non-employee directors each received annual compensation as follows: (1) a $30,000 annual retainer, paid in equal quarterly installments; (2) a restricted stock award under our 2000 Stock Incentive Plan for a number of shares equal to approximately $60,000; (3) a meeting fee of $2,000 per Board meeting; and (4) a meeting fee of $1,000 per committee meeting. In addition, the Lead Director received an additional $20,000 retainer per year; directors who serve on the Board’s committees received an additional $5,000 retainer per year per committee; and the chairperson of each of the Board’s committees received an additional $10,000 retainer per year (with the exception of the chairperson of the Affiliated Transaction Committee who received an additional $5,000 retainer per year).

In July 2007, our Management Resources and Compensation Committee, with assistance from Watson Wyatt, analyzed our non-employee director compensation relative to market practices. This review of information gathered from our peer group’s proxy statements illustrated that our non-employee director compensation was below the 25th percentile of our peer group. Our Management Resources and Compensation Committee recommended an increase in non-employee director compensation to position it between the median and the 75th percentile of our peer group and make certain other changes to reflect current board compensation trends. Our Board approved these changes.

Accordingly, beginning in August 2007, our non-employee directors each receive annual compensation as follows on a prospective basis: (1) a $70,000 annual retainer, paid in equal quarterly installments; (2) a restricted stock award under our 2000 Stock Incentive Plan for a number of shares equal to approximately $75,000; and (3) a meeting fee of $1,000 per committee meeting. In addition, the Lead Director receives an additional $20,000 retainer per year; non-employee directors who serve on our Board’s committees receive an additional $5,000 retainer per year per committee; and the chairperson of each of the Board’s committees receives an additional $15,000 retainer per year (with the exception of the chairperson of the Affiliated Transaction Committee who receives an additional $5,000 retainer per year).

Directors are also reimbursed for reasonable expenses incurred in attending meetings. The restricted stock awards are granted to the non-employee directors each year in February. Pursuant to the terms of such awards, directors may not sell such stock while they serve on the Board.

Director Compensation Table

The following table sets forth the compensation of our non-employee directors for fiscal year 2007:

							Change in
	Fees						Pension Value
	Earned						and Nonqualified
	or		Stock		Option	Non-Equity	Deferred	All Other
	Paid in Cash		Awards		Awards	Incentive Plan	Compensation	Compensation	Total
Name	($)		($)(a)		($)(b)	Compensation ($)	Earnings ($)(c)	($)(d)	($)

Herbert M. Baum	80,667	(e)	59,984		0	0	17,747	0	158,398
Richard G. Cline	87,750		59,984		0	0	0	10,000	157,734
Michael J. Corliss	80,667		59,984		0	0	0	0	140,651
Pierre S. du Pont	95,750		59,984		0	0	0	0	155,734
Archie R. Dykes	100,667	(e)	59,984		0	0	28,913	10,000	199,564
Jarobin Gilbert, Jr.	94,750		59,984		0	0	0	0	154,734
James R. Kackley	82,667		59,984		0	0	0	8,500	151,151
Matthew M. McKenna	54,667		59,984	(f)	0	0	0	0	114,651
Deborah E. Powell	70,667		59,984		0	0	0	0	130,651

(a)	Represents the value of 2,713 shares of restricted stock granted on February 22, 2007, based on the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 in accordance with FAS 123R. The grant date fair value of each such equity award computed in accordance with FAS 123R was $59,984. At fiscal year end 2007, our non-employee directors held the following shares of common stock pursuant to restricted stock awards: Mr. Baum (11,016 shares), Mr. Cline (11,016 shares), Mr. Corliss (2,713 shares), Governor du Pont (11,016 shares), Dr. Dykes (11,016 shares), Mr. Gilbert (11,016 shares), Mr. Kackley (7,845 shares), Mr. McKenna (11,016 shares), and Dr. Powell (2,713 shares).

(b)	We have not granted stock options to our directors since February 2003.

Our non-employee directors held the following unexercised options at fiscal year end 2007:

	Option Awards
	Number of Securities
	Underlying	Number of Securities
	Unexercised	Underlying Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date

Herbert M. Baum	7,570	0	12.01	2/26/2010
	7,170	0	12.68	2/21/2009
	5,517	0	16.475	2/16/2008
Richard G. Cline	0	0	N/A	N/A
Michael J. Corliss	0	0	N/A	N/A
Pierre S. du Pont	0	0	N/A	N/A
Archie R. Dykes	0	0	N/A	N/A
Jarobin Gilbert, Jr.	7,170	0	12.68	2/21/2009
	5,517	0	16.475	2/16/2008
James R. Kackley	0	0	N/A	N/A
Matthew M. McKenna	7,570	0	12.01	2/26/2010
	7,170	0	12.68	2/21/2009
Deborah E. Powell	0	0	N/A	N/A

Each of the options set forth above has a seven-year term and became exercisable in full at the date of grant.

(c)	These amounts represent the above-market return on nonqualified deferred compensation, as there is no pension benefit for our directors. We calculate the above-market return on nonqualified deferred compensation as the difference between 120% of the applicable federal long-term rate (which was 5.68% at fiscal year end 2007) and the rate at which we accrue interest on such nonqualified deferred compensation balances, which is based upon the prime rate as reported in The Wall Street Journal.

(d)	Reflects matching gifts made by the PepsiAmericas Foundation on behalf of directors during fiscal year 2007. The Foundation matches gifts made by directors and former directors (as well as full-time employees) to accredited, non-profit educational institutions as well as gifts made by such persons to civic, cultural and charitable organizations (excluding purely religious institutions) in the United States. The Foundation matches the first $1,000 of a participant’s gifts to education two-for-one and additional gifts one-for-one, up to a maximum of $10,000 from the Foundation in any one year. For gifts to civic, cultural and charitable organizations, the Foundation matches up to $2,500 per year on a one-for-one basis.

(e)	Represents compensation deferred by the listed director under our Directors’ Deferred Compensation Plan. Under this plan, directors may, by written election, defer payment of the above-referenced cash compensation. We maintain a bookkeeping account for each director who has elected to defer cash compensation to which we credit the amount deferred, plus accrued interest thereon, compounded annually, based upon the prime rate, as reported in The Wall Street Journal, on June 30 and December 31 of each year. Payment of deferred cash compensation to a retired director is made in equal monthly installments over a term equal to the greater of (1) 36 months, or (2) the number of months during which the director had in effect an election to defer compensation. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred cash amounts.

(f)	Represents compensation deferred by the listed director under our Directors’ Deferred Compensation Plan. Directors may, by written election, defer payment of the above-referenced restricted stock awards to a date specified by the director. We maintain an account for each director who has elected to defer stock compensation to which we credit the amount of shares deferred plus dividends accrued thereon. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred stock and dividends.

Director Option Exercises during 2007

On April 27, 2007, Pierre S. du Pont exercised a stock option for the purchase of 7,570 shares of common stock at an exercise price of $12.01 per share and a stock option for the purchase of 7,170 shares of common stock at an exercise price of $12.68 per share. On the same date, Governor du Pont sold the 14,740 shares he purchased upon exercise of such options. Governor du Pont realized $173,632 upon the exercise of such options.

On April 27, 2007, Archie R. Dykes exercised a stock option for the purchase of 7,570 shares of common stock at an exercise price of $12.01 per share and a stock option for the purchase of 100,000 shares of common stock at an exercise price of $14.6563 per share. On the same date, Dr. Dykes sold the 107,570 shares he purchased upon exercise of such options. Dr. Dykes realized $1,031,598 upon the exercise of such options.

On December 7, 2007, Matthew M. McKenna exercised a stock option for the purchase of 5,517 shares of common stock at an exercise price of $16.475 per share. On the same date, Mr. McKenna sold the 5,517 shares he purchased upon exercise of such options. Mr. McKenna realized $100,592 upon the exercise of such options.

The value realized is determined by computing the difference between the market price of our common stock at exercise and the exercise price of the options.

OUR LARGEST SHAREHOLDERS

The following table sets forth information, as of February 28, 2008, with respect to the beneficial ownership of shares of our common stock by each person who, to our knowledge, beneficially owned more than five percent of our common stock. Percentage of beneficial ownership is based on 129,321,712 shares outstanding as of February 28, 2008.

	Amount and Nature of	Percent
Name and Address of Beneficial Owner	Beneficial Ownership	of Class

PepsiCo, Inc.(a)	56,661,721	43.8%
700 Anderson Hill Road Purchase, NY 10577
Starquest Securities, LLC(b)	12,116,087	9.4%
3900 Dain Rauscher Plaza 60 South Sixth Street Minneapolis, MN 55402
Barclays Global Investors, NA(c)	11,506,226	8.9%
45 Fremont Street San Francisco, CA 94105

(a)	PepsiCo may be deemed to beneficially own 56,661,721 shares of common stock through the beneficial ownership of its wholly owned subsidiaries as follows: (1) 36,111,675 shares beneficially owned by Pepsi-Cola Metropolitan Bottling Company, Inc. (“Metro”), (2) 10,578,951 shares beneficially owned by Pepsi-Cola Operating Company of Chesapeake and Indianapolis (“Chesapeake”), (3) 8,752,823 shares beneficially owned by Pepsi-Cola Bottling Company of St. Louis, Inc. (“St. Louis”), (4) 794,115 shares beneficially owned by Beverages Foods & Service Industries, Inc. (“BFSI”), and (5) 424,157 shares beneficially owned by Midland Bottling Co. (“Midland”). The Schedule 13D filed with the Securities and Exchange Commission by PepsiCo, Inc. and other reporting persons on December 5, 2007, reports that PepsiCo may be deemed to have shared voting and dispositive power with respect to the shares of common stock owned by each of Metro, Chesapeake, St. Louis, BFSI and Midland. The Schedule 13D reports that PepsiCo may be deemed to have the power to direct the receipt of dividends declared on the shares of common stock held by each of Metro, Chesapeake, St. Louis, BFSI and Midland and the proceeds from the sale of such shares of common stock.

The shares reported are subject to a shareholder agreement with our company. Such agreement provides that PepsiCo and its affiliates may not own more than 49% of our outstanding common stock. Any acquisitions by PepsiCo that would cause the maximum ownership percentage to be exceeded requires the consent of either (1) a majority of the directors of our company not affiliated with PepsiCo or (2) the shareholders of our company not affiliated with PepsiCo, or must be made pursuant to an offer for all outstanding shares of our common stock at a price meeting specific minimum-price criteria. The agreement specifies that, during its term, none of PepsiCo or its affiliates may enter into any agreement or commitment with Mr. Pohlad, his affiliates or his family with respect to the holding, voting, acquisition or disposition of our common stock. The agreement also restricts certain transfers by PepsiCo and its affiliates that would result in a third party unaffiliated with PepsiCo owning greater than 20% of the outstanding shares of our common stock.

(b)	The Schedule 13D filed with the Securities and Exchange Commission by Starquest Securities, LLC (“Starquest”), Dakota Holdings, LLC (“Dakota”), Pohlad Companies and Robert C. Pohlad on March 4, 2008, reports that Starquest is a Minnesota limited liability company whose members are (1) Dakota, (2) the Trust for Carl R. Pohlad Created Under the 2000 Amendment and Restatement of the Revocable Trust of Eloise O. Pohlad dated October 12, 2000, as amended, and (3) the Revocable Trust No. 2 of Carl R. Pohlad Created Under Agreement Dated May 28, 1993, as Amended. The Schedule 13D reports that Dakota is the controlling member of Starquest because it possesses 100% of the voting rights and approximately 51.4% of the equity of Starquest. The Schedule 13D reports that Dakota’s members are (1) Pohlad Companies, (2) Robert C. Pohlad, (3) William M. Pohlad, (4) James O. Pohlad, (5) Beverage Investment, LLC, (6) James O. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad

Created Under Agreement, dated December 20, 1999, (7) Robert C. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement, dated December 20, 1999, and (8) William M. Pohlad Trust Share of the 1999 Irrevocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement, dated December 20, 1999. The Schedule 13D reports that Pohlad Companies is the controlling member of Dakota because it possesses approximately 73.3% of the voting rights of Dakota and approximately 73.3% of the equity in Dakota. The Schedule 13D reports that Pohlad Companies’ shareholders are (1) Robert C. Pohlad, (2) William M. Pohlad and (3) James O. Pohlad, each of whom holds a one-third interest. The Schedule 13D reports that Robert C. Pohlad, Chairman and Chief Executive Officer of our company, is the President of Pohlad Companies. The Schedule 13D reports that Robert C. Pohlad holds an approximately 33.284% equity interest in Dakota, directly and indirectly. The Schedule 13D reports that Dakota may be deemed to have beneficial ownership of the securities beneficially owned by Starquest. The Schedule 13D reports that Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Starquest and Dakota. The Schedule 13D reports that Robert C. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies.

The shares reported are subject to a shareholder agreement with our company. Such agreement does not limit the amount of our outstanding common stock that may be owned by Pohlad Companies, Dakota and Mr. Pohlad. However, any additional acquisition of our common stock by Mr. Pohlad, his affiliates or his family (excluding compensatory awards to Mr. Pohlad) requires approval of our Affiliated Transaction Committee. The agreement specifies that, during its term, none of Mr. Pohlad, his affiliates or his family may enter into any agreement or commitment with PepsiCo or its affiliates with respect to the holding, voting, acquisition or disposition of our common stock.

(c)	As set forth in Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA and other reporting persons on February 6, 2008. The Schedule 13G reports that these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G reports that these shares represent 9,812,862 shares over which sole voting power is claimed and 11,506,226 shares over which sole dispositive power is claimed as follows: (1) Barclays Global Investors, NA has sole voting power over 7,545,711 shares and sole dispositive power over 8,997,825 shares, (2) Barclays Global Fund Advisors has sole voting power over 918,350 shares and sole dispositive power over 918,350 shares, (3) Barclays Global Investors, LTD has sole voting power over 854,607 shares and sole dispositive power over 1,095,857 shares, (4) Barclays Global Investors Japan Limited has sole voting power over 391,743 shares and sole dispositive power over 391,743 shares, and (5) Barclays Global Investors Canada Limited has sole voting power over 102,451 shares and sole dispositive power over 102,451 shares.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below lists the beneficial ownership of shares of our common stock, as of February 28, 2008, by each director and nominee for director, by each executive officer named in the summary compensation table below, and by all directors and executive officers as a group. The table lists voting securities, including restricted stock held by our executive officers over which they have sole voting power but no investment power. Otherwise, except as identified below, the named individual has sole voting and investment power with respect to the listed shares and none of the stated shares has been pledged as security. Given that our directors are required to hold the shares of restricted stock they receive as compensation while they continue to serve on the Board, the following table includes such directors’ qualifying shares. Percentage of beneficial ownership is based on 129,321,712 shares outstanding as of February 28, 2008.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership(a)	of Class

Herbert M. Baum	32,607	*
Richard G. Cline	21,117	*
Michael J. Corliss(b)	27,164	*
Pierre S. du Pont	13,867	*
G. Michael Durkin, Jr.	307,696	*
Archie R. Dykes	22,131	*
Jarobin Gilbert, Jr.	21,137	*
Jay S. Hulbert(c)	102,674	*
James R. Kackley(d)	12,800	*
Kenneth E. Keiser	346,174	*
Matthew M. McKenna(e)	30,263	*
Robert C. Pohlad(f)	13,036,612	10.0%
Deborah E. Powell	5,564	*
James R. Rogers	86,160	*
Alexander H. Ware	169,425	*
All Current Directors and Executive Officers as a Group (19 persons)(g)	14,500,767	11.2%

*	Less than 1%.

(a)	Includes shares which the named director or executive officer has the right to acquire at present or within 60 days after February 28, 2008, through exercise of stock options, as follows: Mr. Baum, 14,740 shares; Mr. Durkin, 104,400 shares; Mr. Gilbert, 7,170 shares; Mr. Hulbert, 20,631 shares; Mr. McKenna, 14,740 shares; and Mr. Pohlad, 425,392 shares.

(b)	Includes 21,600 shares held by the Evergreen Capital Trust, of which Mr. Corliss is a trustee and a 100% beneficial owner.

(c)	Excludes 1,040 phantom stock units under the Executive Deferred Compensation Plan. Such units may only be settled in cash.

(d)	Includes 2,468 shares the receipt of which has been deferred pursuant to our Directors’ Deferred Compensation Plan and 104 shares issued upon the reinvestment of cash dividends on such deferred shares.

(e)	Includes 5,181 shares the receipt of which has been deferred pursuant to our Directors’ Deferred Compensation Plan and 156 shares issued upon the reinvestment of cash dividends on such deferred shares.

(f)	Includes 12,116,087 shares held by Starquest and 102 shares held by Pohlad Companies. See “Our Largest Shareholders.”

(g)	Includes 12,116,087 shares held by Starquest, 21,600 shares held by the Evergreen Capital Trust, 102 shares held by Pohlad Companies, 639,114 shares which directors and executive officers have the right to acquire at present or within 60 days after February 28, 2008 through exercise of stock options, and 1,134,258 shares over which there is sole voting power but no investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year, except that (a) one report on Form 3 setting forth the initial ownership of Pepsi-Cola Metropolitan Bottling Company, Inc. (“Metro”), a wholly owned subsidiary of PepsiCo, Inc., as of December 29, 2000, (b) one report on Form 4 for Metro setting forth the acquisition of 2,045,598 shares on November 27, 2002, (c) one report on Form 4 for Metro setting forth the acquisition of 20,276,322 shares on May 29, 2007, (d) one report on Form 4 for Metro setting forth the acquisition of 500 shares on June 13, 2007, and (e) as a result of a third-party administrative error, one report on Form 4 for Alexander H. Ware setting forth a stock option exercise and sale of 20,300 shares on August 1, 2007, were not filed on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

An understanding of the material elements of compensation paid to our named executive officers begins with our company’s vision, which is to drive shareholder value by being our customers’ best direct supplier of exciting beverage brands. We believe that we achieve that vision, in part, with engaged and capable employees who operate within our culture of accountability, integrity, respect, teamwork and passion. Our compensation structure helps drive shareholder value by rewarding our named executive officers for performance.

The Management Resources and Compensation Committee seeks, through our compensation structure, to:

•	Ensure that we attract, motivate and retain outstanding employees;

•	Ensure that our pay levels are competitive;

•	Develop programs that are simple, easy to understand and flexible;

•	Create a broad sense of ownership; and

•	Provide significant rewards for exceptional company and individual performance.

Our company is committed to an executive compensation philosophy that rewards performance. The committee fulfills our pay-for-performance philosophy by:

•	Recognizing individual performance when determining base salary increases;

•	Tying annual incentive plan payouts to our company’s performance; and

•	Basing annual long-term incentives on our company’s performance (to determine the pool of restricted stock available for awards), and individual performance (to determine individual awards).

By taking these steps, we believe that we reward performance by aligning the interests of our named executive officers with our business objectives and the long-term interests of our shareholders. Our committee consistently reviews this compensation philosophy and evaluates our success in fulfilling it.

The success of our pay-for-performance philosophy is illustrated by comparing our company’s performance in adjusted net income against Annual Incentive Plan payouts to our named executive officers. The close historical alignment between Annual Incentive Plan payouts and adjusted net income is illustrated by the chart below. Management internally reviews results of operations and evaluates performance on both a GAAP basis and using adjusted comparisons. Adjusted net income excludes items that are unusual, infrequent or unrelated to the ongoing core operations.

Actions Taken During 2007 that will Affect 2008 Compensation.  During 2007 the committee reviewed our overall executive compensation structure. While our compensation philosophy and objectives remain the same, the committee agreed that certain changes to our executive compensation structure would better facilitate global consistency and provide a clearer framework for executive movement within different roles and across business units and locations. These changes, which do not affect 2007 executive compensation but have been implemented for 2008, include a shift to global executive salary grades rather than salary bands and a decision to set targets for future annual equity awards under our Long-Term Incentive Plan based on dollar values rather than number of shares. These changes will enable our executive compensation structure to keep pace with our company’s growth in international markets, reflect the recent strategic realignment of our company’s U.S. business, emphasize internal equity, and help support career progression, succession planning and retention. The change in how we set targets for equity awards under our Long-Term Incentive Plan will also help to ensure stability in grant values and expenses from year to year.

The remainder of our Compensation Discussion and Analysis discusses in detail the material elements of compensation paid to our named executive officers in 2007. We include in our Compensation Discussion and Analysis, and in our overall discussion of executive compensation, six named executive officers. To enable year-over-year comparisons, in addition to our principal executive officer, our principal financial officer, and our three most highly compensated executive officers (one of whom had a one-time relocation allowance during 2007), we also include an executive officer who was in the most highly compensated category for 2006 and who we expect to be in the most highly compensated category for 2008.

Compensation Decisions

Benchmarking Against Peer Companies.  When making compensation decisions, our committee looks at the compensation paid to our named executive officers relative to the compensation paid to executive officers at similar companies. Our committee uses two sources of data for these comparisons: public filings from a select peer group of companies, and compensation surveys published by major consulting firms. Our committee believes that each data source has its advantages, and that multiple data sources provide different reference points and a broad context for interpreting and assessing executive compensation. Our committee uses these comparisons, or benchmarks, as objective points of reference for benchmarking our compensation programs and pay levels against the external market, taking into consideration the financial performance of our peer group.

Our peer group includes companies that operate in a similar industry, are of a relatively similar size by revenue or market capitalization, and have a similar scope of operations. The same peer group is used to set compensation levels and measure performance. Our peer group consists of the following companies:

•	Campbell Soup Company

•	Coca-Cola Bottling Co. Consolidated

•	Coca-Cola Enterprises Inc.

•	Constellation Brands, Inc.

•	Dean Foods Company

•	Del Monte Foods Company

•	The Hershey Company

•	Hormel Foods Corporation

•	McCormick & Company, Incorporated

•	Molson Coors Brewing Company

•	The Pepsi Bottling Group, Inc.

•	Performance Food Group Company

•	Ralcorp Holdings, Inc.

•	The J. M. Smucker Company

•	United Natural Foods, Inc.

Our committee reviews the peer group of companies annually to ensure that each company remains relevant for comparative purposes. This review was last conducted in July 2007. With a few exceptions, our peer group has remained consistent from year to year.

Competitive Market Review.  Our committee annually reviews competitive market assessments, prepared by our outside compensation consultant, of pay levels for our named executive officers. Our committee reviews, both individually and in the aggregate, all elements of total direct compensation, including base salary, annual incentives and long-term incentives. Our committee also reviews an analysis of various financial metrics which compare our company’s performance against our peer group to put our compensation programs and pay levels into context. Competitive compensation information is obtained from our peer group and from executive compensation surveys published by outside compensation consultants. This competitive market review is conducted at our committee’s last meeting of each fiscal year, which allows committee members time to ask for additional information and to raise and discuss further questions before the first meeting of the next year, when compensation for the named executive officers is finalized.

Use of Tally Sheets and Termination Benefits Analyses.  At its first meeting of each fiscal year, our committee reviews tally sheets prepared by our outside compensation consultant for each named executive officer. The tally sheets provide a five-year history of each component of the named executive officers’ compensation, including current cash compensation (base salary and annual incentives), long-term incentives, deferred compensation and retirement account balances, outstanding equity awards and perquisites. In addition, the committee also reviews the named executive officers’ current stock ownership compared to our stock ownership guidelines.

The tally sheets reflect the annual compensation for the named executive officers, as well as the potential payments under select performance scenarios and termination of employment and change in control scenarios. With regard to the performance scenarios, the tally sheets illustrate the amounts of compensation that would be payable under minimum, target and maximum payouts under the Annual Incentive Plan and the Long-Term Incentive Plan, each discussed below in detail. The tally sheets also illustrate the amounts of compensation and benefits that would be payable upon various separation events pursuant to our severance policy and incentive plans.

Our committee uses these tools to bring together, in one place, all of the elements of actual and potential future compensation for our named executive officers, as well as information about wealth accumulation. This assists the committee in analyzing the individual elements of compensation, the mix of compensation, and the aggregate total amounts of actual and projected compensation. The committee reviews pay equity among salary bands and salaries within each salary band to ensure that pay, when compared internally and against the market, continues to meet our stated compensation philosophy and objectives. After completing its most recent review, our committee determined that compensation for each named executive officer continues to be consistent with our company’s compensation philosophy and objectives.

Role of Consultants.  Our committee has engaged Watson Wyatt Worldwide as its outside compensation consultant. Please see the discussion under the caption “Management Resources and Compensation Committee” in the section “Our Board of Directors and Committees.”

Role of Executive Officers.  Our committee looks to certain executive officers, including named executive officers, for assistance with the design and assessment of compensation programs. The Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, and the Executive Vice President, Human Resources provide insight on our company’s business goals and results, help define objectives for individual executives, and assess the effect on our culture and personnel of suggested changes to compensation programs. During 2007, additional executives provided input on specific job descriptions and salary structures while the committee considered changes to the overall compensation system. No executive officer is involved in setting his or her own compensation.

Impact of Tax and Accounting Treatment on Compensation Decisions.  Our committee regularly reviews the tax and accounting treatment of each component of compensation paid to our named executive officers. The potential tax and accounting treatment is one, but not the only, factor the committee takes into consideration when approving compensation components and amounts. In certain circumstances our committee has determined that our compensation objectives are not furthered when compensation must be paid in a specific manner to be tax deductible.

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million for the Chief Executive Officer and the four most highly compensated employees other than the Chief Executive Officer. Certain performance-based compensation is not subject to this limitation. Our Annual Incentive Plan does not qualify as performance-based compensation for purposes of Section 162(m). Our Long-Term Incentive Plan is, however, structured and administered in a way that restricted stock awards qualify as performance-based compensation, which is not subject to the $1 million limitation. Each of these plans is discussed in detail below.

Total Direct Compensation

We provide total direct compensation to our named executive officers in the form of base salary, annual incentives and long-term incentives. We target total direct compensation above the 50th percentile of our peer group. In support of our philosophy of pay-for-performance, targeted total direct compensation is substantially weighted toward performance-based pay. In 2007, consistent with our pay-for-performance philosophy, 78% of the actual total direct compensation paid to our named executive officers was in the form of annual and long-term incentives, both of which are tied to performance. For 2007, actual total direct compensation for the named executive officers is illustrated in the chart below.

(a)	Excludes the performance-based restricted stock award of 113,000 shares granted outside our Long-Term Incentive Plan to Mr. Keiser in February 2007.

Each of the individual components of compensation paid to our named executive officers is discussed in detail below.

Base Salary.  Named executive officers receive a base salary as compensation for services rendered during the fiscal year. We intend for base salary to:

•	Reflect national and local labor market conditions;

•	Position executives competitively with the external market;

•	Provide internal equity through consistent pay structures and guidelines;

•	Provide for annual increases based upon individual performance; and

•	Reward for long-term contributions.

At the end of each fiscal year the committee considers and approves base salary increases for all salaried employees, including the named executive officers, for the following year. The committee first establishes a budget for base salary increases. To do so, it considers general economic factors, including the rates of inflation and unemployment, changes in the cost of living, and peer company base salary increases. Once the budget is set, the committee develops a general matrix for distribution of the budget. This matrix is applied consistently among all salaried employees, and differentiates among individuals based on performance.

Each year in February, the committee reviews the tally sheets and termination benefits analyses for the named executive officers, our company’s performance during the previous year, and the named executive officers’ job performance and accomplishment of predetermined objectives during the previous year. After this review, the committee approves specific base salary increases for the named executive officers within the general matrix for base salary increases. Base salary increases are effective each year in March.

We benchmark base salary for our named executive officers to the 50th percentile of our peer group. Actual 2007 base salaries for our named executive officers were generally at the median of the competitive market, consistent with this philosophy. For 2008, base salaries for our named executive officers increased an average of 4.7%.

Annual Incentives.  Named executive officers are eligible for annual incentives under our non-equity incentive plan, which we call our Annual Incentive Plan (the “AIP”). Payouts under the AIP are paid annually, in cash, and are based on our company’s performance. AIP payouts are tied to business results to support our philosophy of pay-for-performance. AIP payout opportunities are team-based to strengthen our culture of accountability, integrity, respect and teamwork. We believe that this quantitative, team-based approach to annual incentive compensation ensures that we pay for performance that drives shareholder value.

AIP targets for the named executive officers range from 70 to 100% of base salary. Actual AIP payouts are calculated according to our company’s performance and vary from 0 to 200% of target. AIP payout targets are set at the 75th percentile of our company’s peer group. We consider our AIP performance measure targets, discussed in detail below, to be aggressive. We believe it is appropriate to set our aggregate AIP targets at this level to reinforce our pay-for-performance philosophy. The committee regularly reviews the AIP targets to ensure their consistency with our compensation philosophy and objectives.

Based on the committee’s review in 2007 of our compensation structure and a comparison of our AIP targets against outside market data, the committee increased the 2008 AIP target for Mr. Ware to 85% of base salary, for Mr. Rogers to 75% of base salary, and for Mr. Hulbert to 65% of base salary. AIP targets for the other named executive officers remain the same for 2008.

Each year the committee recommends to the Board for its approval AIP performance measures and weightings for the following year. The performance measures are reviewed and adjusted each year to ensure that the objectives for the named executive officers reflect the company’s current business priorities.

The table below identifies for each named executive officer the 2007 AIP targets as a percentage of base salary, and the 2007 performance measures and weightings.

	2007 Target AIP
	Payout as a
	Percentage of Base	2007 Performance Measures and Weightings(a)
Name and Position	Salary	40%	20%	20%	20%

Robert C. Pohlad Chairman of the Board and Chief Executive Officer	100%	Worldwide Net Income	Worldwide Net Revenue	Worldwide Adjusted Operating Cash Flow	Strategic Initiatives(b)
Alexander H. Ware Executive Vice President and Chief Financial Officer	70%	Worldwide Net Income	Worldwide Net Revenue	Worldwide Adjusted Operating Cash Flow	Strategic Initiatives(b)
Kenneth E. Keiser President and Chief Operating Officer	95%	Worldwide Net Income	Worldwide Net Revenue	Worldwide Adjusted Operating Cash Flow	Strategic Initiatives(b)
G. Michael Durkin, Jr. Executive Vice President, U.S.	85%	Domestic Operating Income	Domestic Net Revenue	Worldwide Adjusted Operating Cash Flow	Domestic Volume
Jay S. Hulbert Executive Vice President, Worldwide Supply Chain	60%	Worldwide Net Income	Worldwide Net Revenue	Worldwide Adjusted Operating Cash Flow	Strategic Initiatives(b)
James R. Rogers Executive Vice President, International	70%	International Operating Income	International Net Revenue	Worldwide Adjusted Operating Cash Flow	International Volume

(a)	Each of these performance measures is subject to adjustment for items that are unusual, infrequent or unrelated to the ongoing core operations.

(b)	Strategic initiatives which were targeted included the implementation of the strategic realignment of our U.S. businesses, the execution of our international growth strategy, and the development of Ardea Beverage Co.

In December 2007, the Board approved the performance measures and weightings for 2008. The 2008 performance measures and weightings are generally consistent with 2007, with more emphasis on net income as well as U.S. cash flow for the domestic team and international topline growth for the international team. Given the successful completion of the strategic initiatives identified for 2007, these will not be used as a performance measure for 2008. The committee made these changes to reflect the company’s current business priorities.

Each year the committee reviews and approves a schedule that details the required company performance and resulting AIP payouts for each performance measure. AIP payouts can range from 0 to 200% of target. If the threshold performance goals are met, AIP payouts would equal at least 25% of target. The committee maintains the discretion to vary from the formula, either to increase or decrease an AIP payout. This discretion was not exercised for 2007 AIP payouts.

Each year in February the committee approves actual AIP payouts based on our company’s prior year performance and according to the performance measures and payout schedules previously established. AIP payouts are calculated in February based on our company’s performance for the just-completed fiscal year.

The table below identifies the AIP payout schedules for the 2007 worldwide performance measures, and the actual AIP payout percentages for 2007 performance.

	2007 AIP Payout Schedules		Actual Payout
2007 Worldwide	Target	Actual Performance	Percentage for 2007
Performance Measures	(in millions)	(in millions)	Performance

Worldwide Adjusted Net Income	$172.8	$214.2	200.0%
Worldwide Net Revenue	$4,390.4	$4,479.5	158.3%
Worldwide Adjusted Operating Cash Flow	$174.9	$187.7	200.0%

For Messrs. Pohlad, Ware, Keiser and Hulbert, the committee determined that the strategic realignment of our U.S. businesses and execution of our international growth strategy exceeded expectations, while the development of Ardea Beverage Co. did not meet our expectations. The committee therefore concluded that the actual AIP payout percentage for this performance measure was appropriately set at 165%. For Mr. Durkin, the committee determined that domestic single-serve volume did not meet plan, resulting in a 90% payout, whereas domestic net revenue exceeded plan, resulting in a 123% payout. For Mr. Rogers, the committee determined that international volume exceeded plan, resulting in a 107% payout, and that international net revenue exceeded plan, resulting in a 200% payout. The committee concluded that the actual AIP payout percentages for these performance measures were appropriately set.

Long-Term Incentives.  Named executive officers are eligible for equity awards under our Long-Term Incentive Plan (the “LTIP”). LTIP awards have been granted annually since 2004 in shares of restricted stock under our 2000 Stock Incentive Plan. Shares of restricted stock awarded under the LTIP vest in their entirety on the third anniversary of the award. As further described above, we have structured and administer the LTIP to comply with Section 162(m) of the Internal Revenue Code so awards qualify as performance-based compensation and are not subject to the $1 million limitation.

We intend for the LTIP to:

•	Ensure long-term retention and reward performance;

•	Coordinate long-term incentives with retirement programs;

•	Provide market-based equity award opportunities; and

•	Position us competitively with the external market.

Our LTIP reinforces our culture of pay-for-performance because awards are based on both our company’s performance and on individual performance.

The committee annually approves the measure to be used to determine the size of the annual LTIP pool relative to target. In February 2007, the committee approved adjusted return on invested capital as the measure to be used to determine the size of the 2007 LTIP pool relative to target. Achievement of our planned adjusted return on invested capital would result in target funding. Once a minimum level of adjusted return on invested capital is met, the total annual pool can adjust from 90 to 110% of target.

The performance measures have consistently proven to be difficult to achieve, as illustrated by the change in payout ranges between the two most recently completed fiscal years. We utilized 94% of the target for the awards granted in February 2007, which reflected the actual adjusted return on invested capital performance in 2006. We utilized 107% of the target for the awards granted in February 2008, which reflected the actual adjusted return on invested capital performance in 2007.

After the committee defines the overall LTIP pool, grant guidelines are applied to allocate the pool among eligible participants and salary bands. Following our overall compensation policy regarding equity-based compensation, the grant guidelines position the target grants above the median of the market for our named executive officers. LTIP ranges for each salary band, including those for the named executive officers, are based on the established target, with the range threshold equal to 50% of target and the range maximum equal to 120% of target.

In February 2007, the committee increased the target LTIP award opportunity for Mr. Ware by 10,000 shares. The purpose of this increase was to bring Mr. Ware’s compensation up to market level, based on a compensation analysis of peer group companies and published surveys. No other changes were made to the grant guidelines for 2007.

Individual awards for named executive officers are determined by salary band, tenure in the current position, performance during the prior year, and future leadership potential. The committee reviews and approves each individual recommended award. Our committee has the discretion to award restricted shares within this range or to award a lower number of restricted shares, if the circumstances warrant it.

Our LTIP permits us to accelerate the vesting of options and the lapsing of restrictions on restricted stock awards upon an executive’s retiring after age 55. Our President and Chief Operating Officer, Kenneth E. Keiser, has attained age 55 and therefore may, at our discretion and upon committee approval, be eligible for acceleration of the vesting of his options and restricted stock awards, if he were to retire.

Outside the LTIP and the awards based on the grant guidelines described above, in February 2007 the committee granted a performance-based restricted stock award of 113,000 shares to Mr. Keiser under our 2000 Stock Incentive Plan. The purpose of this award was to recognize Mr. Keiser’s contributions to the company, and to further the company’s executive retention and succession planning objectives. This award will vest in January 2010, in whole or in part, if the company meets certain adjusted return on invested capital performance measures for 2007 and 2008, and if Mr. Keiser remains employed by the company through January 2010. The committee confirmed in February 2008 that the company met the performance measures for 2007.

Perquisites and Other Benefits

Our executive officers, including our named executive officers, are eligible for certain perquisites and other benefits. Our committee believes that these perquisites and other benefits are reasonable and consistent with our philosophy to attract, motivate and retain high-performing employees while maintaining fiscal responsibility. Our committee periodically reviews the type and amount of perquisites and other benefits offered, which are positioned competitively with the external market. The specific perquisites and other benefits offered named executive officers are described below.

Standard Company Benefits:  Our named executive officers may participate in the standard company benefits we offer to all salaried employees in the U.S. These benefits are medical and dental insurance, and participation in our 401(k) plan. As with all salaried employees who participate in our 401(k) plan, our company makes an annual contribution of 2% of compensation, and matches employee contributions up to 6% of base salary and AIP payout. In addition, all employees are eligible to access post-retirement medical benefits, provided they are 55 or older and have 10 years of service. These retirees pay the full cost for such benefits. By offering these standard benefits to the named executive officers, our objective is to treat named executive officers consistent with the broader employee population, to recognize defined benefit market trends, and to reflect national and local labor market conditions to provide adequate coverage.

Executive Deferred Compensation Plan:  Our named executive officers may participate in our Executive Deferred Compensation Plan. For a detailed description of this plan, please review the narrative following the Summary Compensation Table below.

Executive Long-Term Disability:  Our named executive officers may participate in our executive long-term disability program. For a detailed description of this program, please review the narrative following the Summary Compensation Table below.

Personal Use of Company Airplane:  Our Chairman of the Board and Chief Executive Officer and our President and Chief Operating Officer are offered the use of our airplane and a second airplane in which we own a one-eighth interest in order to travel most expeditiously. This benefit allows our top two officers to maximize time at work, to facilitate scheduling, and to coordinate personal and professional travel. From time to time, our Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer have authorized personal use of an airplane by our Executive Vice President, U.S. for the same reasons.

Car Allowance:  Our named executive officers are offered a market-based car allowance to cover the cost of owning and operating an automobile.

Financial and Tax Planning Services:  Our named executive officers are offered financial and tax planning services in order to ensure that they fully understand and leverage our executive compensation programs. These services also reduce the time, attention and effort required for financial planning and tax preparation. Our named executive officers pay taxes on the benefits received if they use these services.

Executive Physicals:  Beginning in 2007, our named executive officers became eligible for and are required to obtain bi-annual, company-paid physical examinations in order to ensure the physical health of our senior leadership team.

Relocation Assistance:  Our named executive officers are eligible to participate in our relocation policy, which provides financial assistance in the event an employee is asked to relocate. This financial assistance includes moving expenses, costs associated with selling an existing home and purchasing a new home, a lump sum cost of living allowance, and reimbursement of taxes for nondeductible relocation expenses.

Employment Agreements and Change-in-Control Agreements

We do not enter into employment agreements or change-in-control agreements with our named executive officers. Our committee has reviewed the relative costs and benefits of these agreements, and has determined that the benefits to be derived are not worth the associated costs.

Upon a change in control of our company, our 2000 Stock Incentive Plan provides that any unvested restricted stock awards or unvested stock option awards would vest in their entirety. In addition, if a named executive officer has a termination of employment following a change in control of our company, the named executive officer may receive a lump sum distribution from our Executive Deferred Compensation Plan. The 2000 Stock Incentive Plan and the Executive Deferred Compensation Plan each define “change in control.”

Severance Policy

During 2007 the committee reviewed and updated our severance policy. In its review the committee considered the severance policies of our peer group of companies and evaluated market surveys to implement changes that more closely align our severance policy with our peer group and the marketplace. Our updated severance policy provides for the continuation of salary and benefits for a specified time period, plus a lump-sum tenure payment and the payment of a prorated bonus earned, if an employee’s position is eliminated due to a restructuring, facility closure or other means, or if employment is otherwise terminated under special circumstances that do not include egregious conduct by the employee. The duration during which salary and benefits continue, and the amount of the tenure payment, depend on the employee’s salary grade and the circumstances of the termination. Generally, the minimum total severance, including salary and benefits continuation and tenure payment, for named executive officers is 52 weeks.

Stock Ownership Guidelines

Coincident with adoption of the Long-Term Incentive Plan, we established in 2004 stock ownership guidelines for our named executive officers. We believe that promoting share ownership aligns the interests of our named executive officers with those of our shareholders and provides strong motivation to build shareholder value.

The stock ownership guidelines require named executive officers to own a number of shares of our company’s stock equal to a multiple of their base salary. Each named executive officer has five years to attain the stock ownership requirement. The number of shares of company stock that must be held is determined by multiplying the named executive officer’s annual base salary rate at the end of each calendar year by the applicable multiple, and dividing the result by the 200-day average closing stock price at the end of each year. Shares held in trust and retirement accounts, and restricted shares that have not yet vested, count toward share ownership, but unexercised stock options do not.

Required and actual stock ownership multiples (as of the record date for our annual meeting) of our named executive officers are shown below:

	Required Multiple		Actual Multiple of Base
Name and Position	of Base Salary		Salary at Record Date

Robert C. Pohlad Chairman of the Board and Chief Executive Officer	6.0	x	155.6	x
Alexander H. Ware Executive Vice President and Chief Financial Officer	3.0	x	11.1	x
Kenneth E. Keiser President and Chief Operating Officer	3.0	x	15.9	x
G. Michael Durkin, Jr. Executive Vice President, U.S.	2.5	x	13.2	x
Jay S. Hulbert Executive Vice President, Worldwide Supply Chain	2.5	x	7.5	x
James R. Rogers Executive Vice President, International	2.5	x	7.1	x

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for fiscal years 2006 and 2007:

							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Name and Principal Position	Year	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)

Robert C. Pohlad	2007	817,950	0	1,829,448	23,701	1,517,794	0	117,937	4,306,830
Chairman of the Board and Chief Executive Officer	2006	791,667	0	1,540,568	210,746	393,215	0	224,480	3,160,676
Alexander H. Ware	2007	423,367	0	873,951	4,808	558,412	0	74,366	1,934,904
Executive Vice President and Chief Financial Officer	2006	369,438	0	561,621	42,569	131,141	0	153,884	1,258,653
Kenneth E. Keiser	2007	610,471	0	2,225,299	16,785	1,059,806	0	294,340	4,206,701
President and Chief Operating Officer	2006	585,208	0	1,228,568	146,754	247,068	0	482,462	2,690,060
G. Michael Durkin, Jr.	2007	432,833	0	1,161,903	13,987	588,073	0	100,107	2,296,903
Executive Vice President, U.S.	2006	416,667	0	986,248	124,375	155,509	0	163,728	1,846,527
Jay S. Hulbert	2007	306,250	19,950	454,412	4,857	340,698	0	428,477	1,554,644
Executive Vice President, Worldwide Supply Chain	2006	289,401	0	371,337	43,578	88,695	0	24,178	817,189
James R. Rogers	2007	336,420	0	509,579	4,371	432,025	0	35,020	1,317,415
Executive Vice President, International	2006	316,326	0	372,000	50,633	313,681	0	(22,148)	1,030,492

(a)	Represents base pay without regard to salary-deferred elections.

(b)	Represents a cost of living lump sum payment to Mr. Hulbert relating to his relocation.

(c)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for outstanding restricted stock awards in accordance with FAS 123R. The amounts reported may not represent the actual amounts that the named executive officers will receive. Each restricted stock award granted to our named executive officers vests in its entirety on the third anniversary of the award. We do not pay preferential dividends on this restricted stock. The assumptions made in the valuation are those set forth in the “Significant Accounting Policies — Stock-Based Compensation” note to the consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2007. There were no forfeitures of restricted stock awards by our named executive officers during fiscal year 2006 or 2007.

(d)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for outstanding stock options in accordance with FAS 123R. The amounts reported may not represent the actual amounts that the named executive officers will receive. The assumptions made in the valuation are those set forth in the “Significant Accounting Policies — Stock-Based Compensation” note to the consolidated financial statements in our Annual Report on Form 10-K for fiscal year 2007. There were no forfeitures of stock options by our named executive officers during fiscal year 2006 or 2007.

(e)	Represents cash compensation earned under the Annual Incentive Plan. Awards under this plan are paid in the year following the year in which they are earned.

(f)	There was no increase in the actuarial present value of the named executive officers’ accumulated benefits under our qualified salaried or nonqualified excess pension plans from the pension plan measurement date we used for our 2006 financial statements (September 30, 2006) to the pension plan measurement date we used for our 2007 financial statements (September 30, 2007). Messrs. Pohlad, Keiser and Hulbert do not participate in our qualified salaried or nonqualified supplemental pension plan. Messrs. Ware, Durkin and Rogers had a decrease in the present value of their pension benefits as a result of the increase in the discount rate from 6.16% at September 30, 2006 to 6.49% at September 30, 2007. Because the change in present value reported cannot be less than zero, such amounts are reported as zero. The present value of Mr. Ware’s combined pension benefits decreased by $469 from $19,010 to $18,541. The present value of Mr. Durkin’s combined pension benefits decreased by $1,716 from $106,416 to $104,700. The present value of Mr. Rogers’ combined pension benefits decreased by $14 from $23,651 to $23,637.

We calculate earnings on nonqualified deferred compensation in the same manner and at the same rate as earnings on externally managed investments to employees participating in a tax-qualified plan providing for broad-based employee participation. As a result, such earnings are not deemed to be above-market or preferential.

(g)	All other compensation for fiscal year 2007 was as follows:

				Company
				Contributions
		Amounts		to Executive
	Perquisites	Reimbursed	Executive	Deferred
	and Other	for the	Long-	Compensation
	Personal	Payment of	Term	and 401(k)
	Benefits	Taxes	Disability	Plans
Name	($)	($)	($)	($)	Total ($)

Robert C. Pohlad	86,163	0	7,551	24,223	117,937
Alexander H. Ware	24,078	5,927	0	44,361	74,366
Kenneth E. Keiser	218,403	0	7,334	68,603	294,340
G. Michael Durkin, Jr.	48,314	4,673	0	47,120	100,107
Jay S. Hulbert	253,941	142,037	903	31,596	428,477
James R. Rogers	24,920	(43,699)	1,791	52,008	35,020

Details Regarding Perquisites and Other Personal Benefits

Details regarding the perquisites and other personal benefits enumerated above appear in the following table.

							Total
			Financial				Perquisites
	Personal Use		and Tax				and Other
	of Company	Car	Planning		Executive	Relocation	Personal
	Airplane	Allowance	Services	Club Dues	Physicals	Assistance	Benefits
Name	($)	($)	($)	($)	($)	($)	($)

Robert C. Pohlad	52,563	33,600	0	0	0	0	86,163
Alexander H. Ware	0	18,600	4,740	0	738	0	24,078
Kenneth E. Keiser	184,863	28,800	4,740	0	0	0	218,403
G. Michael Durkin, Jr.	13,954	28,800	4,740	820	0	0	48,314
Jay S. Hulbert	0	18,600	4,740	0	0	230,601	253,941
James R. Rogers	0	18,600	4,240	2,080	0	0	24,920

Personal Use of Company Airplane.  The dollar amounts listed represent the aggregate incremental cost for personal use of our airplane and the invoiced amount for personal use of a second airplane in which we own a one-eighth interest. In calculating the aggregate incremental cost for personal use of our airplane, we determined the total hours flown for other than business purposes (including deadhead flights) during fiscal year 2007 as well as the total variable cost associated with the use of this airplane. We measured total variable cost by adding the costs of the following items: fuel, repair and maintenance, aircraft use and flight fees, travel and entertainment expenses, various other services (cleaning, uniforms, etc.), and supplies, less purchase rebates. Dividing the total variable cost by the number of hours flown, we established a variable cost per hour flown. The entries set forth above represent (1) the product of the sum of hours of personal use by the named executive officers of our airplane and the variable cost per hour flown, and (2) $2,352 invoiced to our company for personal use by our executives of the other airplane.

We reimbursed certain named executive officers for taxes associated with spousal travel on an airplane associated with business meetings. These reimbursed amounts were as follows: Mr. Ware, $5,927; Mr. Durkin, $4,062; Mr. Hulbert, $1,317; and Mr. Rogers, $405. Such amounts are components of the entries set forth in the first chart of this footnote under the caption “Amounts Reimbursed for the Payment of Taxes.”

Car Allowance.  These entries represent amounts paid directly to our named executive officers to facilitate their purchases or leases of vehicles.

Financial and Tax Planning Services.  These entries represent half of the annual participant fees paid to a financial planning firm on behalf of our named executive officers. We estimate that these amounts represent the amounts attributable to personal financial planning services. Such amounts do not include travel and entertainment expenses associated with participant meetings with the financial planning firm nor do they reflect the corporate retainer we paid such firm.

Club Dues.  Through the first quarter of fiscal year 2007, our named executive officers were reimbursed for country club and health club memberships. We eliminated reimbursements for club dues effective April 2007. We reimbursed Mr. Durkin $611 and Mr. Rogers $868 for the payment of taxes associated with club dues during fiscal year 2007. Such amounts are components of the entries set forth in the first chart of this footnote under the caption “Amounts Reimbursed for the Payment of Taxes.”

Executive Physicals.  During 2007, Mr. Ware made use of our executive physical program. We paid $738 for the cost of this physical.

Relocation Assistance.  During 2007, Mr. Hulbert received financial assistance in connection with his relocation to Minneapolis. This assistance included moving expenses, costs associated with selling an existing home and purchasing a new home. These expenses, which appear in the second chart of this footnote, aggregated $230,601. Mr. Hulbert received a lump sum cost of living allowance of $19,950, which is reported in the bonus column of the Summary Compensation Table. He also received reimbursement of taxes for nondeductible relocation expenses in the amount of $140,720, which appears in the first chart of this footnote.

Amounts Reimbursed for the Payment of Taxes

Tax Equalization Program for Expatriates.  Mr. Rogers formerly worked for our company in Hungary. As such, he qualified for an expatriate assignment package which includes participation in our tax equalization program. Under this program, Mr. Rogers pays the company a hypothetical tax liability equal to the tax liability he would have incurred had he remained working in his home country. We pay Mr. Rogers’ actual tax liabilities. Due to timing differences, in 2007, we collected more hypothetical tax from Mr. Rogers than we paid in actual taxes on Mr. Rogers’ behalf. This results in a $44,972 negative adjustment to Mr. Rogers’ compensation. Such amount is a component of the entry in the first chart of this footnote under the caption “Amounts Reimbursed for the Payment of Taxes.”

Other Amounts.  The nature and dollar amounts of other reimbursements for the payment of taxes are specified above under the caption “Details Regarding Perquisites and Other Personal Benefits.”

Executive Long-Term Disability

The amounts set forth in this column of the first chart of this footnote reflect amounts paid on behalf of our named executive officers under our executive long-term disability program. We offer this program in addition to, and in coordination with, the long-term disability benefits available through our group plan. In order to participate in the executive long-term disability program, the named executive officer must be at a certain executive band level or above, must be enrolled in the voluntary long-term disability program through our group plan and must have purchased an increased benefit under such program providing for a total benefit of 60% of salary with a maximum of $10,000 per month. Given the base salaries of our named executive officers, the company’s basic and voluntary long-term disability program benefits are effectively capped at $10,000 per month. The executive long-term disability program provides additional benefits such that named executive officers are eligible to receive 60% of salary. That is, subject to medical underwriting, the benefits provided under the executive long-term disability program provide benefits equal to 60% of the named executive officer’s base salary when combined with the benefits provided under the basic and voluntary group plan. The executive long-term disability program also provides an additional catastrophic disability benefit equal to 40% of salary with a maximum of $8,000 per month that would be paid in the event of certain serious disabilities. Participants in the executive long-term disability program may also purchase coverage for up to 70% of base salary and two-year average non-equity incentive plan compensation at their own expense.

Company Contributions to Executive Deferred Compensation and 401(k) Plans

The amounts set forth in this column of the first chart of this footnote reflect matching contributions and basic contributions we made under such plans for fiscal year 2007. In particular, we sponsor a non-qualified Executive Deferred Compensation Plan (the “EDCP”). The EDCP is a supplemental, deferred compensation plan that provides eligible U.S. executives with the opportunity for contributions that could not be credited to their individual accounts under the qualified 401(k) plan because of Internal Revenue Code limitations. The EDCP is a defined contribution plan designed to accumulate retirement funds for executives, and includes a company matching contribution (up to 6%) and a basic 2% contribution similar to that of the qualified 401(k) plan. The overall maximum company contribution to the qualified 401(k) plan and the EDCP is 8% of eligible pay. Generally, executives may elect the form and timing of their distributions from the EDCP. Employees hired before January 1, 2004, are immediately vested in the company contributions. Employees hired after January 1, 2004, are vested in the company contributions made under the plan in 20% annual increments until the employee is 100% vested after five years. Annual contributions made after the five-year period are immediately vested. The executive’s and the company’s contributions are credited with the investment gain or loss that is intended to mirror those under the qualified 401(k) plan.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards made in February 2008 for 2007 performance and equity incentive plan awards granted in February 2007 to our named executive officers:

								Grant Date
		Estimated Possible Payouts			Estimated Future Payouts			Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			of Stock
		Plan Awards(a)			Plan Awards(b)			and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)(c)

Robert C. Pohlad	2/22/2007	205,485	821,940	1,643,880	38,450	76,900	92,280	1,614,030
Alexander H. Ware	2/22/2007	75,600	302,400	604,800	26,000	52,000	62,400	1,105,500
Kenneth E. Keiser	2/22/2007	143,481	573,923	1,147,846	31,400	62,800	75,360	1,326,600
						113,000		2,498,430
G. Michael Durkin, Jr.	2/22/2007	92,523	370,090	740,180	25,650	51,300	61,560	961,785
Jay S. Hulbert	2/22/2007	46,125	184,500	369,000	10,250	20,500	24,600	409,035
James R. Rogers	2/22/2007	59,541	238,162	476,324	11,550	23,100	27,720	585,915

(a)	Represents amounts that could have been paid under our Annual Incentive Plan for service rendered during fiscal year 2007. The threshold entries reflect the minimum dollar amount that would have been paid for a certain level of performance under the plan. Had such performance not been attained, dollar amounts would not have been earned under our Annual Incentive Plan. The actual amounts earned during fiscal year 2007, and paid in February 2008, are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)	Represents the number of shares that could have been issued under our 2000 Stock Incentive Plan on February 22, 2007. The actual numbers of shares issued on such date as restricted stock awards to each of our named executive officers were as follows: Mr. Pohlad (73,000 shares), Mr. Ware (50,000 shares), Mr. Keiser (60,000 shares), Mr. Durkin (43,500 shares), Mr. Hulbert (18,500 shares) and Mr. Rogers (26,500 shares). Each restricted stock award granted to our named executive officers vests in its entirety on the third anniversary of the award. Dividends declared and paid on shares of our common stock are accrued at the same rate on this restricted stock. No preferential dividends are paid.

In February 2007, the Management Resources and Compensation Committee granted a performance-based restricted stock award of 113,000 shares to Mr. Keiser under the 2000 Stock Incentive Plan. This award will vest in January 2010, in whole or in part, if applicable company performance criteria are met and if Mr. Keiser remains employed by the company through such date. In February 2008, the committee confirmed that the 2007 performance standards applicable to this award had been satisfied.

(c)	Represents the grant date fair value of each such equity award computed in accordance with FAS 123R. There were no forfeitures of restricted stock awards by our named executive officers during fiscal year 2006 or 2007.

For details on the criteria utilized to determine the specific amounts payable under these plans, including the relationship to target levels with respect to specific quantitative or qualitative performance-related factors, please review the “Compensation Discussion and Analysis” above.

For details on the proportion of salary and incentive compensation to total compensation, please review the “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by our named executive officers at fiscal year end 2007:

	Option Awards (a)						Stock Awards (b)
				Equity					Equity	Equity
				Incentive					Incentive	Incentive
				Plan					Plan Awards:	Plan Awards:
				Awards:				Market	Number of	Market or
				Number			Number	Value of	Unearned	Payout Value of
	Number of		Number of	of			of Shares	Shares or	Shares,	Unearned
	Securities		Securities	Securities			or Units	Units of	Units or Other	Shares, Units or
	Underlying		Underlying	Underlying			of Stock	Stock	Rights	Other Rights
	Unexercised		Unexercised	Unexercised	Option		That Have	That Have	That Have	That Have
	Options		Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)		(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable		Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

Robert C. Pohlad	122,000		0	0	18.92	2/16/2014	242,600	8,357,570	0	0
	115,900				12.01	2/26/2013
	176,400				12.68	2/21/2012
	33,276	(c)			12.17	1/20/2010
Alexander H. Ware	0		0	0	N/A	N/A	118,800	4,092,660	0	0
Kenneth E. Keiser	0		0	0	N/A	N/A	255,500	8,801,975	56,500	1,946,425
G. Michael Durkin, Jr.	68,400		0	0	12.01	2/26/2013	153,850	5,300,133	0	0
	36,000				12.68	2/21/2012
Jay S. Hulbert	14,790		0	0	12.17	1/20/2010	60,525	2,085,086	0	0
	5,841		0	0	17.12	11/12/2009
James R. Rogers	0		0	0	N/A	N/A	69,255	2,385,835	0	0

(a)	Each of the options set forth above is exercisable for one-third of the shares purchasable thereunder on the first anniversary of the date of grant, two-third of the shares purchasable thereunder on the second anniversary of the date of grant and in full on the third anniversary of the date of grant. Given that the most recently issued options were granted on February 16, 2004, each of the options set forth in the table above is exercisable in full.

(b)	In general, each of the restricted stock awards set forth above vests in full on the third anniversary of the date of grant. The restricted stock awards reflected above were granted on February 24, 2005, February 23, 2006, and February 22, 2007. Mr. Keiser’s restricted stock award of 113,000 shares will vest in January 2010, in whole or in part, if applicable company performance criteria are met and if Mr. Keiser remains employed by the company through such date. In February 2008, the committee confirmed that the 2007 performance standards applicable to this award had been satisfied. As a result, half of such award is reported in the table above as unvested and the other half is reported in the table above as unearned and unvested.

(c)	On January 20, 2000, we granted Mr. Pohlad an option for the purchase of 33,276 shares. On May 22, 2001, Mr. Pohlad gifted two-thirds of such option and, as a result of such transfers, Mr. Pohlad retains an option for the purchase of 11,092 shares.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock for our named executive officers during fiscal year 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(a)	(#)	($)(b)

Robert C. Pohlad	0	0	44,500	977,220
Alexander H. Ware	47,250	580,118	9,500	208,620
Kenneth E. Keiser	154,800	1,254,373	31,800	698,328
G. Michael Durkin, Jr.	108,000	1,770,311	26,500	581,940
Jay S. Hulbert	25,000	377,158	9,400	206,424
James R. Rogers	22,500	357,300	8,500	186,660

(a)	The value realized represents taxable income upon exercise. It is determined by computing the difference between the market price of our common stock at exercise and the exercise price of the options.

(b)	The value realized represents taxable income upon vesting. It is determined by multiplying the number of shares that vested by the average of the high and low sale prices of our common stock on February 16, 2007, which was the date of vesting.

Pension Benefits

Prior to the formation of PepsiAmericas in November 2000, Pepsi-Cola General Bottlers, then a bottling subsidiary of Whitman Corporation, maintained a qualified, defined benefit pension plan and a non-qualified supplemental pension plan. We generally froze benefit accruals under these plans as of December 31, 2001, and no new participants were enrolled after April 1, 2001. The plans pay benefits in optional forms elected by the employees. The benefit formula under the pension plans provides a normal retirement benefit equal to 1% of final average earnings multiplied by the participant’s credited service, up to a maximum of 20 years. The qualified pension plan provides a benefit on earnings up to the qualified plan limit ($170,000 for 2001), and the non-qualified plan provides a benefit on earnings over this limit.

The following table describes pension benefits of our named executive officers at fiscal year end 2007:

			Present
			Value of	Payments
		Number of Years	Accumulated	During Last
Name	Plan Name	Credited Service (#)	Benefit ($)	Fiscal Year ($)

Robert C. Pohlad	N/A	N/A	N/A	N/A
Alexander H. Ware	Qualified Salaried Plan	2.583	12,064	0
	Supplemental Pension Plan	2.583	6,477	0
Kenneth E. Keiser	N/A	N/A	N/A	N/A
G. Michael Durkin, Jr.	Qualified Salaried Plan	2.667	15,267	0
	Supplemental Pension Plan	2.667	89,433	0
Jay S. Hulbert	N/A	N/A	N/A	N/A
James R. Rogers	Qualified Salaried Plan	1.333	10,829	0
	Supplemental Pension Plan	1.333	12,808	0

Final average earnings is the average of the participant’s highest earnings during 60 consecutive months out of the last 120 months worked, but not counting earnings after December 31, 2001. Earnings recognized under each plan include salaries, commissions, wages, cash bonuses, and overtime pay. All other compensation is excludable. Participants in each plan become fully vested after completion of five years of service.

Under the qualified pension plan, the benefit is payable as a life annuity commencing at the plan’s normal retirement date, which is the first of the month coincident with or next following the attainment of age 65 and completion of five years of vesting service. A lump sum payment is not an optional form of payment under the qualified pension plan. Participants under such plan are eligible for early retirement upon attaining age 55 and completing five years of vesting service. Participants eligible for early retirement are entitled to immediate commencement of their benefit, reduced actuarially for commencement prior to age 65. Participants eligible for early retirement with 20 or more years of vesting service receive a benefit reduced four percent for each year that benefit payments start prior to age 65.

Under the supplemental pension plan, the benefit is payable in a lump sum or installment payments pursuant to a participant’s election.

The figures shown in the table above represent the present value as of September 30, 2007, of the benefit earned under each plan as of that date. We determined present values in accordance with Securities and Exchange Commission requirements and based on the following assumptions: an interest rate of 6.49%, an assumed retirement age of 65, the RP-2000 Combined Healthy Mortality Table and no pre-retirement decrements. Since lump sums are not payable under the qualified plan, the figures shown in the table above do not represent lump sum amounts the participants will actually receive.

Nonqualified Deferred Compensation

The following table sets forth nonqualified deferred compensation of our named executive officers at fiscal year end 2007:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions in	Earnings in Last	Withdrawals/	Balance
	in Last FY	Last FY	FY	Distributions	at Last FYE
Name	($)(a)	($)(b)	($)(c)	($)	($)

Robert C. Pohlad	0	19,723	6,794	0	159,812
Alexander H. Ware	96,290	26,361	26,898	0	627,566
Kenneth E. Keiser	61,047	50,603	158,665	0	1,129,372
G. Michael Durkin, Jr.	67,550	29,120	180,622	0	1,370,612
Jay S. Hulbert	92,712	13,596	74,770	0	1,010,660
James R. Rogers	39,006	34,008	216,242	0	1,441,638

(a)	Contributions are made through a compensation deferral election.

(b)	The contributions set forth in this column represent the company’s contributions to the Executive Deferred Compensation Plan. Such contributions also appear in the column captioned “Company Contributions to Executive Deferred Compensation and 401(k) Plans” in footnote (g) to the Summary Compensation Table. However, in that location, the number presented represents the sum of our contributions to the Executive Deferred Compensation Plan and our contributions to the 401(k) Plan, and does not include the aggregate earnings in the last fiscal year.

(c)	A participant’s account under the Executive Deferred Compensation Plan is deemed to be invested in the investment options selected by the participant from among hypothetical investment options that are the same as those available under the 401(k) Plan. As such, no earnings are considered to be above-market.

An executive can defer up to 75% of salary and up to 100% of non-equity incentive plan compensation under the Annual Incentive Plan. Earnings are calculated in the same manner and at the same rate as earnings on investments in the 401(k) plan. Executive may designate daily the one or more investment funds which will serve as a measurement of investment returns. Generally, executives may elect the form and timing of their distributions.

Potential Payments upon Termination or Change in Control

Upon the termination of a named executive officer, such person may be entitled to payments or the provision of other benefits from our company, depending on the event triggering the termination. The events that would trigger a named executive officer’s entitlement to payments or other benefits upon termination, and the value of the estimated payments and benefits are described in the following table, assuming a termination date and, where applicable, a change in control date of December 29, 2007, and a stock price of $34.45 per share, which was the price of one share of our common stock on December 28, 2007 (the last trading day of fiscal year 2007). Pension benefits and non-qualified deferred compensation available upon termination of employment have been previously set forth and do not appear in the following table.

	Robert C.	Alexander H.	Kenneth E.	G. Michael	Jay S.	James R.
	Pohlad	Ware	Keiser	Durkin, Jr.	Hulbert	Rogers

Voluntary Termination/Resignation	$0	$0	$0	$0	$0	$0

Involuntary Termination for Egregious Cause	$0	$0	$0	$0	$0	$0

Involuntary Termination without Cause	$2,651,308	$1,000,201	$1,803,832	$1,108,620	$730,410	$907,821

Salary Continuation	$711,294	$390,462	$531,854	$293,058	$266,106	$294,431
Incremental Tenure Payment	$410,970	$41,538	$200,923	$217,700	$112,356	$170,115
Pro Rata Non-Equity Incentive Plan Award	$1,517,794	$558,412	$1,059,806	$588,073	$340,698	$432,025
Outplacement	$11,250	$9,789	$11,250	$9,789	$11,250	$11,250

Special Circumstances	$367,104	$152,319	$275,390	$153,496	$139,563	$154,040

Salary Continuation	$363,550	$149,538	$271,836	$150,715	$136,010	$150,487
Outplacement	$3,554	$2,781	$3,554	$2,781	$3,554	$3,554

Involuntary Termination without Cause following a Change in Control	$11,008,878	$5,092,861	$12,552,232	$6,408,752	$2,815,496	$3,293,656

Salary Continuation	$711,294	$390,462	$531,854	$293,058	$266,106	$294,431
Incremental Tenure Payment	$410,970	$41,538	$200,923	$217,700	$112,356	$170,115
Pro Rata Non-Equity Incentive Plan Award	$1,517,794	$558,412	$1,059,806	$588,073	$340,698	$432,025
Outplacement	$11,250	$9,789	$11,250	$9,789	$11,250	$11,250
Accelerated Restricted Stock Awards	$8,357,570	$4,092,660	$10,478,400	$5,300,133	$2,085,086	$2,385,835

Voluntary Termination following a Change in Control	$8,357,570	$4,092,660	$10,478,400	$5,300,133	$2,085,086	$2,385,835

Accelerated Restricted Stock Awards	$8,357,570	$4,092,660	$10,478,400	$5,300,133	$2,085,086	$2,385,835

Death	$8,357,570	$4,092,660	$10,478,400	$5,300,133	$2,085,086	$2,385,835

Accelerated Restricted Stock Awards	$8,357,570	$4,092,660	$10,478,400	$5,300,133	$2,085,086	$2,385,835

Disability	$0	$0	$0	$0	$0	$0

Retirement(a)	$0	$0	$10,478,400	$0	$0	$0

Accelerated Restricted Stock Awards	$0	$0	$10,478,400	$0	$0	$0

(a)	If an executive retires after age 55, we may, at our discretion and upon approval of the Management Resources and Compensation Committee, cause unvested restricted stock awards to become immediately vested. This presentation assumes that the committee would authorize the vesting of Mr. Keiser’s restricted stock awards upon his retirement.

In the event of an involuntary termination without cause, the named executives are entitled to a payment of severance benefits under our severance policy. The cash severance benefits in this situation consist of salary continuation benefits for 35 weeks and a lump sum tenure payment in the amount of one week’s base salary for each year of service; provided, however, that the minimum total cash severance payment for an executive at or above a certain level is 52 weeks of severance pay. Executives who are involuntarily terminated without cause are also entitled to a Pro Rata Annual Incentive Plan payout. The non-cash severance benefits in this situation consist of medical and dental continuation at active employee rates, and the provision of outplacement services, during the salary continuation period. The severance policy provides other benefits to the executives, but all other benefits under the severance policy are available generally to all salaried employees. Our severance policy does not award any benefits to executives who are involuntarily terminated for egregious cause.

In the event of an involuntary termination with special circumstances, the named executive officers are entitled to a payment of severance benefits under our severance policy, but in a lesser amount. Special circumstances applies to any employee whose conduct casts discredit upon our company and/or makes it impractical for the employee to continue to perform in his or her role with our company but does not rise to the level of severity of egregious cause. In the event of an executive’s involuntary termination with special circumstances, the executive would receive cash severance benefits for 18 weeks. A lump sum tenure payment equal to one week of pay for every year of service would only be made if the terminated executive completed more than 20 years of service. There is no minimum severance amount. Executives who are involuntarily terminated for special circumstances are eligible for the non-cash benefits generally available to all employees, but would be ineligible to receive a Pro Rata Annual Incentive Plan payout.

Commencing with fiscal year 2008, involuntary terminations with special circumstances have been divided into two subcategories: special circumstances (performance) and special circumstances (other). Special circumstances (other) operates as set forth in the preceding paragraph. In the event of an involuntary termination with special circumstances (performance), the named executive officers also will be entitled to a payment of severance benefits under our severance policy. Special circumstances (performance) may be involuntary termination due to unsatisfactory performance, the employee’s refusal to accept a comparable position at a different location, or other circumstances, as defined in the severance policy. In the event of an executive’s involuntary termination with special circumstances (performance), the cash severance benefits to a named executive officer will consist of salary continuation benefits for 18 weeks. Executives will be entitled to a lump sum tenure payment of one week’s base salary for every two years of service. The minimum total cash severance payment for an executive at or above a certain level, including our named executive officers, will be 52 weeks of severance pay. Executives who are involuntarily terminated with special circumstances (performance) will also be entitled to a Pro Rata Annual Incentive Plan payout and the non-cash severance benefits available to all other employees. There are no post-employment perquisites or extended health care benefits provided to executives under our severance plan.

We do not enter into change-in-control agreements with our employees. However, if a change in control results in the involuntary termination of a named executive officer, the executive is entitled to the severance benefits described above. An executive who terminates employment following a change in control may also be eligible for a lump sum payment under the Executive Deferred Compensation Plan. In addition, if there is a change in control of our company, as defined under the 2000 Stock Incentive Plan, such plan provides that any unvested restricted stock awards or stock options would vest in their entirety.

In the event of an executive’s death, we would distribute the executive’s account under the Executive Deferred Compensation Plan in the form of a lump sum payment without regard to the executive’s previous payment elections. The executive would be entitled to the benefit under the supplemental pension plan in accordance with his previous payment election. Further, upon an executive’s death, the 2000 Stock Incentive Plan provides that any unvested restricted stock awards or stock options would vest in their entirety. Similarly, if an executive retires after age 55, we may, at our discretion and upon Board approval, cause unvested restricted stock awards and stock options to become immediately vested.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

In February 2007, our Board adopted a written policy for the review and approval of related person transactions requiring disclosure under Rule 404(a) of Regulation S-K. This policy states that the Affiliated Transaction Committee is responsible for reviewing and approving or disapproving all interested transactions, which are defined as any transaction, arrangement or relationship in which (a) the amount involved may be expected to exceed $120,000 in any fiscal year, (b) our company will be a participant, and (c) a related person has a direct or indirect material interest. A related person is defined as an executive officer, director or nominee for director, or a greater than five percent beneficial owner of our company’s common stock, or an immediate family member of the foregoing. The policy deems certain interested transactions to be pre-approved, including the employment and compensation of executive officers, the compensation paid to a director, and transactions in the ordinary course of business involving PepsiCo.

Transactions with PepsiCo

Overview.  PepsiCo is considered a related party due to the nature of our franchise relationship and PepsiCo’s ownership interest in us. At the end of fiscal year 2007, PepsiCo beneficially owned approximately 44 percent of our outstanding common stock. These shares are subject to a shareholder agreement with our company. During fiscal year 2007, approximately 90 percent of our total net sales were derived from the sale of PepsiCo products. We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future. Material agreements and transactions between our company and PepsiCo are described below.

Pepsi franchise agreements are subject to termination only upon failure to comply with their terms. Termination of these agreements can occur as a result of any of the following: our bankruptcy or insolvency; change of control of greater than 15 percent of any class of our voting securities; untimely payments for concentrate purchases; quality control failure; or failure to carry out the approved business plan communicated to PepsiCo.

Bottling Agreements and Purchases of Concentrate and Finished Product.  We purchase concentrates from PepsiCo and manufacture, package, distribute and sell cola and non-cola beverages under various bottling agreements with PepsiCo. These agreements give us the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. These agreements include a Master Bottling Agreement and a Master Fountain Syrup Agreement for beverages bearing the “Pepsi-Cola” and “Pepsi” trademarks, including Diet Pepsi, in the United States. The agreements also include bottling and distribution agreements for non-cola products in the United States, and international bottling agreements for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. Concentrate purchases from PepsiCo totaled $892.4 million for fiscal year 2007. In addition, we bottle water under the “Aquafina” trademark pursuant to an agreement with PepsiCo that provides for payment of a royalty fee to PepsiCo, which totaled $54.3 million for the fiscal year 2007. We also purchase finished beverage products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership. Such purchases totaled $210.0 million for fiscal year 2007.

Bottler Incentives and Other Support Arrangements.  We share a business objective with PepsiCo of increasing availability and consumption of PepsiCo beverages. Accordingly, PepsiCo provides us with various forms of bottler incentives to promote its brands. The level of this support is negotiated regularly and can be increased or decreased at the discretion of PepsiCo. To support volume and market share growth, the bottler incentives cover a variety of initiatives, including direct marketplace, shared media and advertising support. Worldwide bottler incentives from PepsiCo totaled approximately $230.2 million for fiscal year 2007. There are no conditions or requirements that could result in the repayment of any support payments we have received.

Based on information received from PepsiCo, PepsiCo also provided indirect marketing support to our marketplace, which consisted primarily of media expenses. These amounts were paid by PepsiCo on our behalf to third parties.

Manufacturing and National Account Services.  We provide manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national account customers. The net amount paid or payable by PepsiCo to us for these services was $19.6 million for fiscal year 2007.

Sandora Joint Venture.  During fiscal year 2007, we entered into a joint venture agreement with PepsiCo to purchase the outstanding common stock of Sandora, LLC, the leading juice company in Ukraine. We hold a 60 percent interest in the joint venture and PepsiCo holds a 40 percent interest. During fiscal year 2007, PepsiCo contributed $271.8 million to the joint venture.

Other Transactions.  PepsiCo provides procurement services to us pursuant to a shared services agreement. Under this agreement, PepsiCo acts as our agent and negotiates with various suppliers the cost of certain raw materials by entering into raw material contracts on our behalf. The raw material contracts obligate us to purchase certain minimum volumes. PepsiCo also collects and remits to us certain rebates from the various suppliers related to our procurement volume. In addition, PepsiCo executes certain derivative contracts on our behalf and in accordance with our hedging strategies. In fiscal year 2007, we paid $3.9 million to PepsiCo for such services.

The net amount paid to PepsiCo and its affiliates for snack food products was $17.6 million in fiscal year 2007.

As of the end of fiscal year 2007, the net amount due from PepsiCo was $3.1 million.

Transactions with Bottlers in Which PepsiCo Holds an Equity Interest.  We sell finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc. and Pepsi Bottling Ventures LLC, bottlers in which PepsiCo owns an equity interest. These sales occur in instances where the proximity of our production facilities to the other bottlers’ markets or lack of manufacturing capability, as well as other economic considerations, make it more efficient or desirable for the other bottlers to buy finished product from us. Our sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately $213.0 million in fiscal year 2007. Our purchases from such other bottlers were $0.3 million in fiscal year 2007.

Agreements and Relationships with Dakota Holdings, LLC, Starquest Securities, LLC and Mr. Pohlad

Under the terms of the PepsiAmericas merger agreement, Dakota Holdings, LLC (“Dakota”), a Delaware limited liability company whose members at the time of the PepsiAmericas merger included PepsiCo and Pohlad Companies, became the owner of 14,562,970 shares of our common stock, including 377,128 shares purchasable pursuant to the exercise of a warrant. In November 2002, the members of Dakota entered into a redemption agreement pursuant to which the PepsiCo membership interests were redeemed in exchange for certain assets of Dakota. As a result, Dakota became the owner of 12,027,557 shares of our common stock, including 311,470 shares purchasable pursuant to the exercise of a warrant. In June 2003, Dakota converted from a Delaware limited liability company to a Minnesota limited liability company pursuant to an agreement and plan of merger. In January 2006, Starquest Securities, LLC (“Starquest”), a Minnesota limited liability company, obtained the shares of our common stock previously owned by Dakota, including the shares of common stock purchasable upon exercise of the above-referenced warrant, pursuant to a contribution agreement. Such warrant expired unexercised in January 2006, resulting in Starquest holding 11,716,087 shares of our common stock. In February 2008, Starquest acquired an additional 400,000 shares of our common stock pursuant to open market purchases, bringing its holdings to 12,116,087 shares of common stock, or 9.4%, as of February 28, 2008. The shares held by Starquest are subject to a shareholder agreement with our company.

Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and the owner of one-third of the capital stock of Pohlad Companies. Pohlad Companies is the controlling member of Dakota. Dakota is the controlling member of Starquest. Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Dakota and Starquest and Mr. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies.

Transaction with Pohlad Companies

We own a one-eighth interest in a Challenger aircraft which we own with Pohlad Companies. As a co-owner of the aircraft, we are obligated to pay a monthly charge of $5,200 and an hourly operating charge of $2,100. During fiscal year 2007, we paid $0.1 million to International Jet, a subsidiary of Pohlad Companies, for office and hangar rent, management fees and maintenance in connection with the storage and operation of this corporate jet.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of KPMG LLP (“KPMG”) as independent registered public accountants to audit our financial statements for fiscal year 2008. A proposal to ratify that appointment will be presented to shareholders at the meeting. If shareholders do not ratify such appointment, the committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of KPMG are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

KPMG was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by KPMG for the fiscal years ended December 29, 2007 and December 30, 2006 were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 29, 2007	December 30, 2006

Audit Fees	$2,678,500	$2,480,100
Audit-Related Fees	221,400	0
Tax Fees	0	0
All Other Fees	0	0

Total	$2,899,900	$2,480,100

Audit fees were for professional services rendered for the audits of the consolidated financial statements, the issuance of comfort letters, consents, audits of statutory financial statements and the review of documents we filed with the Securities and Exchange Commission. Audit-related fees were for acquisition due diligence assistance.

The Audit Committee has determined that the provision of services covered by the foregoing fees is compatible with maintaining the independent registered public accounting firm’s independence. See “Our Board of Directors and Committees — Audit Committee Report.”

Pre-Approval Policies and Procedures of Audit Committee

The Audit Committee is committed to ensuring the independence of our company’s independent registered public accounting firm and directs significant attention toward the appropriateness of the independent registered public accounting firm performing services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the independent registered public accounting firm is only engaged for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services. Annually, the lead audit partner reviews with the committee the services the independent registered public accounting firm expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly report for the committee’s pre-approval of any non-audit services that the independent registered public accounting firm may be asked to provide in the next quarter.

The projects and categories of service are as follows:

Audit — These services include the work necessary for the independent registered public accounting firm to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit-Related Services — These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax and Other Services — These services consist of tax compliance and planning issues. The committee believes that these services are not an integral part of the examination of our company’s financial statements, and that these services may raise a real or perceived question as to the independent registered public accounting firm’s independence. Accordingly, a very strong rationale must be presented to support the selection of the independent registered public accounting firm for such services, and alternative service providers should also be considered.

The Executive Vice President and Chief Financial Officer is responsible for the implementation of the committee’s pre-approval policies and procedures. Such person has authority to engage KPMG for audit-related services on projects costing less than $50,000, upon prior review and approval of the committee’s Chairman. The Executive Vice President and Chief Financial Officer is also responsible for ensuring that any request for audit-related services greater than $50,000, or any non-audit services, is submitted for authorization by the committee.

The Audit Committee selected KPMG to audit our financial statements for fiscal years 2007 and 2006. Other than the above-referenced audit-related acquisition due diligence assistance we received during 2007, we received no services from KPMG requiring pre-approval during fiscal year 2007 or 2006.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL 2.

PEPSIAMERICAS’ FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 is included in the 2007 Annual Report being furnished on the Internet with this proxy statement. We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

DELIVERY OF PROXY MATERIALS OR NOTICE
TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our notice of Internet availability of proxy materials (the “notice”) or proxy materials, as applicable, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Shareholders who participate in householding will continue to have access to or receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the notice or proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Investor Relations by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of the notice or proxy materials, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Investor Relations as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

SHAREHOLDER PROPOSALS FOR
2009 ANNUAL MEETING

If you wish to have a proposal considered for inclusion in our 2009 proxy statement, we must receive your proposal on or before November 12, 2008. Proposals should be mailed to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary.

Our By-Laws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify us in writing at our principal executive office not later than the close of business on the 60th day nor earlier than the 90th day prior to the meeting. The 2009 Annual Meeting of Shareholders is currently expected to be held on April 23, 2009. Accordingly, a shareholder nomination or proposal intended to be considered at the 2009 Annual Meeting of Shareholders must be received by the Corporate Secretary between January 23, 2009 and February 22, 2009. A copy of our By-Laws may be obtained from the Corporate Secretary, by written request to the above-listed address.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our By-Laws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

Minneapolis, Minnesota
March 12, 2008

PEPSIAMERICAS, INC.
4000 DAIN RAUSCHER PLAZA
60 SOUTH SIXTH STREET
MINNEAPOLIS, MN 55402
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. (CDT) on April 23, 2008. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by PepsiAmericas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, visit our website at www.pepsiamericas.com in the Investors’ section under “electronic delivery enrollment.”
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. (CDT) on April 23, 2008. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PepsiAmericas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Internet or telephone, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEPAM1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEPSIAMERICAS, INC.

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

Vote On Directors

1. Election of directors:		For	Against	Abstain			For	Against	Abstain

1a.	Herbert M. Baum	☐	☐	☐		1f. Jarobin Gilbert, Jr.	☐	☐	☐

1b.	Richard G. Cline	☐	☐	☐		1g. James R. Kackley	☐	☐	☐

1c.	Michael J. Corliss	☐	☐	☐		1h. Matthew M. McKenna	☐	☐	☐

1d.	Pierre S. du Pont	☐	☐	☐		1i. Robert C. Pohlad	☐	☐	☐

1e.	Archie R. Dykes	☐	☐	☐		1j. Deborah E. Powell	☐	☐	☐

For address changes and/or comments, please
check this box and write them on the back where indicated.				☐	Vote On Accountants

		Yes	No		2.	Ratification of Appointment of
Please indicate if you plan to attend this meeting.		☐	☐			Independent Registered Public Accountants.	☐	☐	☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PEPSIAMERICAS, INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 24, 2008
10:30 a.m., local time
Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street Minneapolis, MN 55402	proxy
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF SHAREHOLDERS—APRIL 24, 2008
The undersigned hereby constitutes and appoints Robert C. Pohlad and Brian D. Wenger, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, on April 24, 2008, at 10:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.
This proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the company’s Retirement Savings Plan.
SHAREHOLDERS ARE REQUESTED TO FOLLOW THE INTERNET OR TELEPHONE VOTING INSTRUCTIONS ON THE REVERSE SIDE, OR TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE WE HAVE PROVIDED.
The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in the proxies’ discretion.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
See reverse for voting instructions.